Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), made and entered into as of the 22nd day of June, 2006, by and between MILLENNIUM ETHANOL, LLC, a South Dakota limited liability company (“Borrower”), whose address is 300 North Broadway, Marion, South Dakota 57043, and DOUGHERTY FUNDING LLC, a Delaware limited liability company (“Lender”), whose address is Suite 4300, 90 South Seventh Street, Minneapolis, Minnesota 55402.

PRELIMINARY RECITALS:

A.             Borrower owns or is acquiring certain real property located in the County of Turner, State of South Dakota, all as more fully defined herein as the “Premises”.

B.             Borrower proposes to construct and operate on the Premises a plant and other facilities that are ancillary, incidental, necessary or related to the marketing, management, servicing, ownership or operation of the foregoing as a 100 MGY anhydrous fuel grade ethanol refinery and production facility all as more fully defined herein as the “Project”.

C.             Fagen, Inc., a Minnesota corporation, will design and build the Project pursuant to a Lump Sum Design-Build Contract between Fagen, Inc. and Borrower.

D.             ICM, Inc. a Kansas corporation, is licensing technology and providing certain design and process engineering services to Borrower pursuant to a License Agreement, dated May 5, 2006, by and between ICM, Inc. and Borrower.

E.              Archer Daniels Midland Company, a Delaware corporation, will provide ethanol and DDGS marketing services to Borrower.

F.              Fremar, LLC, a Minnesota limited liability company, will provide grain origination services to Borrower.

G.             Fremar Cooperative, Inc., will provide management services to Borrower.

H.            Borrower desires that the Lender make available to Borrower (i) a construction loan to finance a portion of the cost of ownership, development, engineering, construction, testing and operation of the Project and (ii) after Final Completion (as later defined) occurs a term loan to finance the Project on a term basis.

I.              In furtherance thereof the Borrower has made application to and the Lender has agreed to loan to the Borrower the sum of up to Ninety Million and no/100 Dollars ($90,000,000.00) and Borrower and Lender are entering into this certain Agreement for the purpose of setting forth the terms and conditions under which Lender will make the Loan (as later defined herein) to Borrower.

NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.
DEFINITIONS

1.1           Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

“Accounts” shall mean all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) that the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“ADM” shall mean Archer Daniels Midland Company, a Delaware corporation.

“Adjustment Date” shall mean the first day of each calendar quarter in a year, i.e., January 1, April l, July 1 and October 1.

“Advance” shall mean any advance of loan funds by Lender.

“Appeal” shall mean an appeal commenced under the Rules of Civil Procedure for the State of South Dakota appealing the decision in the Turner County Litigation.

“Appeal Extension Rights” shall mean the right of the Borrower to extend the Substantial Completion Date for six (6) months upon the filing of the Appeal with a further right to extend the Substantial Completion Date for an additional four (4) months upon the payment of applicable Extension Fees.

“Applicable Laws” shall mean all laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental agency or authority, and all rules, regulations, orders, interpretations and Permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or any activity conducted at or in connection with the Project or the Premises, as may be applicable from time to time.

“Applicable Permits” shall mean all Permits including Regulatory Approvals required to be obtained or maintained under Applicable Laws in connection with the Project or any activity conducted at or in connection with the Project or the Plant Site, including, without limitation, construction of the Project at the Plant Site, transportation of all Materials and Equipment and other items necessary for the Project to and from the Plant Site, performance of the Work or Start-Up, testing or operation of the Plant, as may be in effect from time to time.

“Application For Payment” shall mean the Contractor’s Request for Advance with AIA Document G702 with AIA Document G703 Continuation Sheet signed by the Contractor requesting an advance of Contract Sums and in the case of the Design Builder the form of Application For Payment as attached to the Design Build Agreement.

“Appraisal” shall mean the Appraisal prepared by Natwick Associates dated May 1, 2006, addressed to Lender.

“Approvals” shall mean those approvals required of the Project, the Plan Documents and all other Governmental Requirements by Governmental Authorities as a condition to constructing the Project.

“Approved Plans” shall mean the Plan Documents as approved by the County and its agencies.

“Archeological Conditions” shall mean all significant structures, artifacts or features resulting from historic or prehistoric occupation or use of a location to the extent that such structures, artifacts or features may reasonably be protected as valued cultural resources pursuant to an applicable federal law, including the National Historic Preservation Act of 1966 (16 U.S.C. § 470), the Preservation of Historical and Archeological Data Act of 1974 (16 U.S.C. § 469 et seq.) and the General Regulatory Policies of the U.S. Army Corps of Engineers (33 C.F.R. Part 320), or pursuant to an applicable state law.

“Assignment of Contract Rights and Intangibles” shall mean an assignment and pledge by the Borrower to the Lender of all Contract Documents and other documents and intangibles benefiting the Project.

“ATF” shall mean the United States Alcohol, Tobacco and Firearms Agency of the Department of the Treasury.”

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended, and codified as 11 U.S.C. §101 et seq.

“Basis Points” shall mean an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one half of one percent).

“Bonds” shall mean a Performance Bond and Payment Bond each in the full Contract Price of the Design Build Agreement fully paid for and in form and content acceptable to Lender and written by a Surety acceptable to Lender and naming the Lender as a dual oblige under an acceptable dual obligee rider with evidence of payment in full of the premium for the Bond furnished to Lender.

“Borrower Equity” shall mean the sum of $55,645,000.00 cash to be available to fund Project Costs consisting of the following the full amount of which is to be deposited into the Construction Escrow Account prior to the First Advance and thereafter made available pursuant to the provisions of the Disbursing Agreement to pay Project Costs prior to the making of any advances on the Loan:

Form of Equity	Dollar Amount

Paid in Member Capital	$38,045,000.00
Unsecured Debt	$2,000,000.00
Subordinate Loan	$14,000,000.00	*
Net TIF Proceeds	$1,600,000.00
TOTAL	$55,645,000.00

*At the current time the Subordinate Loan is in the form of a Letter of Credit issued to the Borrower with expiration date of September 18, 2006 which Letter of Credit is to be drawn upon by the Borrower if the Subordinate Lender does not document, close and fund the Subordinate Loan by the earlier of the First Advance or September 18, 2006. A portion of the Paid In Member Capital is represented by cash expenditures paid into the Project by the Borrower to be demonstrated by paid invoices.

“Broker” shall mean any person or entity who for a fee or commission has been engaged by the Borrower to obtain financing for the Project or to procure leases for the Project.

“Budget” or “Project Budget” shall mean the budget prepared by Borrower attached as Exhibit “A” itemizing and setting forth the estimated cost of constructing and financing the Improvements and all Project Costs.

“Business Day” shall mean any day that national banks are open for business in Minneapolis, Minnesota.

“Capital Expenditures” shall mean for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the Borrower’s balance sheet.

“Capitalized Lease Obligations” shall mean any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is, or in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease (a “Capital Lease”) on a balance sheet at the time incurred; and for purposes of this Agreement the amount of each Capitalized Lease Obligation shall be the balance sheet amount thereof determined in accordance with GAAP.

“Cash CAPEX” shall mean shall mean, for any fiscal period, the aggregate of all expenditures during such period for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are capitalized on the balance sheet of the Borrower and which, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in such balance sheet, and shall include the balance sheet amount of Capitalized Lease Obligations incurred during such period.

“Certificate of Substantial Completion” shall mean a certificate issued by the Design Builder that will set forth (i) the date of Substantial Completion, (ii) the remaining items of Work that have to be completed before Final Payment (“Punch List”), (iii) provisions (to the extent not already provided in the Design Build Agreement) establishing Borrower’s and Design-Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending Final Payment, and (iv) an acknowledgment that warranties with respect to the Work commence on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion.

“Change Order” shall mean a written instrument issued after execution of this Agreement signed by Borrower and a Contractor, stating their agreement upon all of the following:

•              the scope of the change in the Work;

•              the amount of the adjustment to the Contract Price; and

•              the extent of the adjustment to the Contract Time(s).

“Chattel Paper” shall mean all “Chattel Paper” (as that term is defined in the UCC) now owned or hereafter acquired.

“City” shall mean the City of Marion, South Dakota.

“C02” shall mean the carbon dioxide co-product of the Ethanol production process cleaned of residual alcohol and compressed for storage, if produced at the Plant.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean those items listed in Section 4.1 including but not limited to all of the Plant, the Premises, Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Intellectual Property, Intellectual Property Rights, Letter-of-Credit Rights, any Letters of Credit, the Plant Logo, the Water Rights, all sums on deposit in any collateral account, any items in any lockbox, all monies whether or not in the possession or control of Lender including any cash collateral, all real property pledged pursuant to mortgages and deeds of trust granted pursuant hereto or granted hereafter; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) all accessions, substitutions for, replacements, accessories, attachments, parts, equipment and repairs, and products with respect to the foregoing; (iii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering the foregoing; (iv) all collateral subject to the lien of any Loan Document; (v) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vi) all cash and non-cash proceeds of any and all of the foregoing; and (vii) all books and records (including customer lists, files, correspondence, tapes, computer programs, printouts, and computer records) with respect to the foregoing.

“Collateral Assignment of Incentive Payments” shall mean the Collateral Assignment of Incentive Payments executed and delivered by the Borrower to the Lender assigning the Incentive Payments to the Lender and directing payment to be made directly to the Lender. The Collateral Assignment of Incentive Payments may also include any federally mandated forms required by the Commodity Credit Corporation.

“Commercial Operation” shall mean commercial operation of the Project in accordance with the Performance Guarantee Criteria and all Legal Requirements, Laws and Governmental Approvals and in accordance with prudent ethanol industry practices.

“Commissioning” shall mean the commissioning of the Plant to produce Ethanol including the checking and preparation of the plant for operation, functional control loop checking, interlock testing, system purging and utility system startups.

“Commitment” shall mean the Lender’s Loan Commitment dated May 12, 2006 as accepted by the Borrower.

“Conditional Lien Waiver” shall mean a Lien Waiver conforming to the Conditional Waiver of Lien to Date as attached to the Design Build Agreement.

“Construction Contracts” shall mean any contract entered into between a Contractor and the Borrower for the design, construction, equipping or Start-Up of any portion of the Project, including but not limited to the Design Build Agreement and Standalone Contracts.

“Construction Escrow Account” shall mean the account to be established with Title, as disbursing agent, wherein Title will hold all Loan Funds and Owner Equity received and make disbursements therefrom.

“Construction Management Services Agreement” shall mean an agreement between the Borrower and Fremar Cooperative wherein Fremar Cooperative provides construction management services to Borrower in connection with the construction of the Project under terms and conditions reasonably acceptable to Lender.

“Construction Phase” shall mean a period of time measured from the Loan Closing Date to the end of the 23rd month following the Loan Closing Date, subject to extension if the Appeal is exercised.

“Construction Reporting Schedule” shall mean a monthly report to be forwarded to the Lender by the Borrower under the form of the Construction Reporting Schedule attached as Exhibit “D”.

“Contract Documents” shall mean in the case of each Construction Contract, the construction contract, all Addenda (which pertain to the Contract Documents), any Notice to Proceed, the General Conditions, any Supplementary Conditions, if any, the Plan Documents, together with all written amendments, change orders, work change directives, field orders, and any Design Professional’s written interpretations and clarifications issued.

“Contract Price” shall mean the Stipulated Sum set forth in any Construction Contract for the Cost of the Work to be done therefor subject to adjustments made in accordance with the Construction Contract.

“Contract Time(s)” shall mean the scheduled dates provided for in the Contract Documents including Scheduled Substantial Completion Date and Final Completion Date.

“Contractor” shall mean Design Builder and any other Contractors, any Subcontractor, and any other person or entity under contract with the Borrower to perform Work at the Project.

“Contractor’s Consent” shall mean a document in form and content as attached as Exhibit “G”.

“Contractor’s Fee” shall mean the fee payable any Contractor under a Construction Contract for the construction of the Work.

“Contractor’s Proprietary Data” shall mean that proprietary and confidential technical information, including drawings, documents, specifications and other data relating to certain processes or any plant, system or equipment employed in the use thereof or relating to construction, operation or maintenance of any such plant, system or equipment, which constitutes trade secrets or proprietary know-how and proprietary and technical information of a Contractor or its Subcontractors or Vendors and which has been or shall be furnished by the Contractor to Borrower, directly or indirectly, including an inspection of plants or equipment, in connection with the performance of the Contract.

“Contracts, Files and Records” shall mean all contracts, franchises, licenses, permits, management records, files, consents, governmental approvals and intangibles used, useful or required in the ownership and management of the Project.

“Corn Procurement Agreement” shall mean the Corn Procurement Agreement dated June 5, 2006 between Millennium Ethanol, LLC and Fremar, LLC, providing for the supply to the Borrower of grain sufficient to achieve 100 MGY output of Ethanol.

“County” shall mean the County of Turner, South Dakota.

“Critical Path Schedule” shall mean the time schedule for performance of the Work delivered by each Contractor to Owner.

“DDGS Sales and Purchase Agreement” shall mean the DDGS Sale and Purchase Agreement dated June 15, 2006, by and between Archer Daniels Midland Company and Millennium Ethanol, LLC, wherein ADM agrees to purchase 120% of the dry DDGS produced from the Project.

“DDGS” shall mean distillers grains, wet or dry, and with or without solubles.

“DDGS Receivables” shall mean those Accounts payable to the Borrower for the sale of dry DDGS arising from investment grade account debtors in connection with the purchase of dry DDGS by such account debtors.

“Debt” shall mean all items of indebtedness or liability that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the balance sheet for Borrower and shall also include the aggregate payments required to be made by Borrower at any time under any lease that is considered a capitalized lease under GAAP, the indebtedness due the Lender under the Loan, including (i) principal and interest on the Subordinated Loan, (ii) any indebtedness due under the Unsecured Debt and (iii) principal and interest due under the LOC.

“Debt Service” shall mean as to any applicable period cash interest payments, principal payments, premiums and charges with respect to all Debt required to be paid during such period.

“Debt Service Coverage Ratio” shall mean EBITDA divided by Fixed Charges.

“Debt Service Reserve Account” shall mean the interest bearing reserve account created pursuant to Section 3.2 of this Agreement.

“Debt Service Reserve Payments” shall mean reserve payments to be made pursuant to Section 3.2.

“Design Build Agreement” shall mean the Lump Sum Design Build Agreement dated May 5, 2006 between the Design Builder and the Borrower wherein the Design Builder agrees to provide design, engineering, fabrication, materials procurement, construction, commissioning, startup, training and testing for the Project on a “turn key” basis and for a lump sum.

“Design Builder” shall mean Fagen, Inc., a Minnesota corporation.

“Design Builder’s Consent and Acknowledgment” shall mean a document in the form and content attached as Exhibit “I”.

“Design Professionals” shall mean, collectively, the architects/engineers retained by the Design Builder, ICM, and the other engineers, consultants and professionals that perform services related to the design of the Project or portions thereof, or otherwise involved on the Project to review and test performance of various Project elements or confirm compliance thereof with the Plan Documents, or otherwise to provide recommendations or advice relating to the design of the Project.

“Development Costs” shall mean those out of pocket costs incurred by the Borrower in the development of the Project.

“Direct Costs” shall mean those Project Costs identified in the Budget as “Direct Costs”.

“Disbursing Agreement” shall mean the Agreement entered into among the Borrower, Lender and Title governing the disbursement of Loan Funds.

“Distributions” shall mean any payment of monies paid by the Borrower to a Member by reason of its membership interest, whether profits, return of capital, interest on capital, or any preference payments or any distribution in respect thereof, either directly or indirectly.

“Documents” shall mean all “Documents” (as that item is defined in the UCC) now or hereafter acquired.

“Drawings” shall mean the drawings, diagrams, schedules and other information specially prepared for the construction of the Project and the Work to be done.

“EBITDA” shall mean for any period an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Fixed Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits for such period and (ii) all non-cash items increasing Net Income for such period.

“Effective Date” shall mean May 5, 2006, the date on which the Design Build Agreement was executed and delivered.

“Electrical Facilities” shall mean all mains, substations, service laterals, piping, manholes and appurtenances for the furnishing, transmission, storage and disposal of electricity to the Project.

“Electrical Supply Agreements” shall mean those agreements with Utility Providers to provide the Electrical Supply System to the Plant under the following agreements:

•                  Proposal for Electrical Service submitted by Southeastern Electric Cooperative, Inc. dated June 9, 2006.

•                  Definitive agreement not yet negotiated and to be executed and delivered pursuant to the above Proposal.

“Electrical Supply Provider” shall mean Southeastern Electric Cooperative, Inc., or such other acceptable Utility Provider, providing the electricity to the Project.

“Electrical Supply System” shall mean the Electrical Facilities pursuant to which electrical energy is transferred from the Utility Providers’ main lines and down converted for use in the Plant and which Borrower shall purchase under the Electrical Supply Agreements.

“Engineering Studies” shall mean any engineering studies, environmental studies and reports, subsurface condition studies, development plans, and surveys made for Borrower or Lender in connection with the Project.

“Environmental Audit” shall mean the Phase I Environmental Site Assessment prepared by Gem Star Inc. dated May 23, 2006.

“Environmental Indemnity” shall mean an agreement executed by the Borrower indemnifying and holding the Lender harmless from any Hazardous Substances and the violation of any Environmental Laws.

“Environmental Laws” shall mean any federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

“Equipment” shall mean all of Borrower’s equipment, as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of section 414(b),(c), (m) or (o) of the Code.

“Escrow and Reserves” shall mean all monies deposited with Lender pursuant to any reserve, escrow, deposit or cash collateral agreements executed by Borrower in favor of Lender together with any Deposit Accounts or Investment Property, if any, in which the aforesaid are deposited.

“Ethanol” shall mean anhydrous denatured fuel grade ethanol alcohol meeting all applicable ASTM Standards and the ethanol standards established by the Williams Pipeline Test and ethanol standards established by all other standards ethanol industry tests.

“Ethanol Receivables” shall mean those Accounts payable to the Borrower for the sale of Ethanol.

“Ethanol Sales and Purchase Agreement” shall mean the Ethanol Sale and Purchase Agreement dated May 31, 2006 by and between Archer Daniels Midland Company, a Delaware corporation, and Millennium Ethanol, LLC, wherein ADM agrees to purchase up to 120% of the nameplate capacity of the Ethanol produced from the Project.

“Event of Default” shall mean any of those events specified as an event of default herein.

“Extension Fees” shall mean (i) an extension fee in the sum of $225,000.00 payable on the later of (a) the Loan Closing Date or (b) the date the Appeal is filed if an Appeal is filed and (ii) an additional extension fee in the sum of $112,500.00 payable not later than thirty (30) days prior to the First Extended Date, if the Appeal is filed.

“FF&E Reserve” shall mean the reserve account established pursuant to Section 3.3.

“Final Application for Payment” shall mean a final application for payment when Final Completion has been achieved in accordance with (a) Section 6.5 of the Design Build Agreement and (b) in accordance with any other Construction Contracts.

“Final Completion” shall mean (a) in the case of the Design Build Agreement the occurrence of all of the following:

•                     Substantial Completion has been achieved;

•                  any outstanding amounts owed by Design-Builder to Owner have been paid in full;

•                  the items identified on the Punch List have been completed by Design-Builder;

•                  clean-up of the Site has been completed;

•                  all permits required to have been obtained by Design-Builder have been obtained;

•                  certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents have been obtained;

•                  release and waiver of all claims and liens from Design-Builder and Subcontractors have been provided;

•                  the Performance Tests have been successfully completed; and

•                  the following has been provided to Borrower:

aa)                                an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

bb)                              a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of Final Payment provided such general release shall not waive defenses to claims that may be asserted by Owner after payment or claims arising after payment;

cc)                                consent of Design-Builder’s surety, if any, to Final Payment; and

dd)                              a hard copy of the As Built Plans;

and (b) in the case of any other Construction Contract:

•                  Substantial Completion has previously occurred.

•                  All Work pursuant to the Contract Documents has been fully completed in full compliance with the Contract Documents and applicable Governmental Requirements.

•                  Final Inspection has been completed by all required Governmental Authorities and final Approvals for use and occupancy have been delivered.

•                  Final Documentation has been delivered.

“Final Completion Date” shall mean the date on which Final Completion occurs which date shall be achieved within ninety (90) days after the date of Substantial Completion.

“Final Documentation” shall mean the delivery to the Borrower (with copies to Lender) of the following and approval by the Borrower (and if required by the Lender):

1.                                       Final Application For Payment signed by the Contractor.

2.                                       Final Lien Waivers from the Contractor and all Suppliers and Sub-Contractors, or if any Supplier or Sub-Contractor refuses to furnish a Final Lien Waiver, a bond satisfactory to Borrower, Lender and Title Company indemnifying against any such Lien.

3.                                       Contractor’s affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Borrower may be responsible have been paid or otherwise satisfied.

4.                                       Contractor has delivered complete as-built drawings for the Work to Borrower.

5.                                       Contractor has assigned and/or delivered to Borrower all bonds, warranties and guarantees required by the Contract Documents.

6.                                       All other pertinent provisions of the Contract Documents have been satisfied with respect to Final Payment.

7.                                       All operating manuals, inspection reports and permits required by the Contract Documents have been delivered.

“Final Lien Waiver” shall mean a Lien Waiver fully waiving and extinguishing the right to assert a Mechanic Lien against the Premises.

“Final Payment” shall mean the final payment of all sums due a Contractor under the its Construction Contract or in the case of a Supplier or Sub-Contractor the final payment of all sums due under the respective Suppliers contracts or Subcontract, as the case may be.

“Financial Institution” shall mean a money center national bank or European Community bank doing business in the United States and whose assets and business are subject to regulation by either the Comptroller of the Currency or the Federal Deposit Insurance Corporation and whose long term unsecured debt obligations are rated at least “A-” by Standard & Poors or “A3” by Moody’s Investors Services, Inc.

“Financing Statements” shall mean one or more financing statements given or authorized by the Borrower under the provisions of the UCC to Lender perfecting a security interest in the Collateral.

“First Advance” shall mean the First Advance of Loan funds.

“First Extended Date” shall mean the extension of the Substantial Completion Date for an additional 6 months if the Appeal is filed.

“Fixed Charges” shall mean for any described fiscal period, the sum of: (a) interest expense for such period; (b) payments under Capitalized Lease Obligations not otherwise included in interest expense for such period; plus (c) any scheduled principal payments for borrowed money made during such period.

“Fixtures” shall mean all “Fixtures” (as that item is defined in the UCC) now owned or hereafter acquired with respect to the Premises.

“Force Majeure” shall mean a cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any Governmental Authority (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority (any such event, a “Force Majeure Event”). Economic hardship, (except to the extent caused by a Force Majeure Event) is explicitly excluded as a Force Majeure Event and is solely the responsibility of the affected Party.

“Fremar Cooperative” shall mean Fremar Farmers Cooperative, Inc., a South Dakota cooperative.

“Fremar, LLC” shall mean Fremar, LLC, a Minnesota limited liability company, and where the context requires any subsidiary or wholly owned affiliate.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“General Intangibles” shall mean all “general intangibles,” as that term is defined in the UCC, now or hereafter owned by Borrower, including without limitation equipment leases, partnership interests, limited liability company interests, member interests, joint venture interests, all patent rights, trademarks, copyrights, trade names, goodwill, registrations, license rights, rights in intellectual property, licenses, permits, business records, customer and subscriber lists, computer programs, tapes, disks and related data processing software owned by or in which such Person has an interest, rights to refunds or indemnification, the right to receive any insurance proceeds and all other intangible personal property of every kind and nature.

“Good Engineering and Construction Practice” shall mean those practices, methods, acts, techniques and standards as may be followed or employed at the time of performance of the Work, which (i) are generally accepted for use in dry mill ethanol facilities of the same or similar size and type as the Plant, (ii) are commonly used in prudent agri-products, engineering, construction, project management and operations and (iii) are consistent with Applicable Laws, Applicable Permits, safe operation and environmental protection.

“Goods” shall mean all “Goods” (as that item is defined in the UCC) now owned or hereafter acquired.

“Governmental Authority” shall mean any governmental body or regulatory authority exercising jurisdiction over the Premises or the construction of the Project, including any department or subdivision of the County/City.

“Governmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority or any other political subdivision in which the Project is located and of any other political subdivision, agency, quasi-governmental authority or instrumentality exercising jurisdiction over the Project and including all wetlands restrictions/regulations, Regulatory Approvals and Historical Requirements adopted or enacted by a Governmental Authority applicable to the Project, its construction and its use and occupancy.

“Guaranteed Performance” shall mean the demonstrated levels of performance by the Plant in accordance with the Performance Guarantee.

“Hazardous Substance” shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is defined, prohibited, limited or regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Borrower, or its use, including but not limited to any material, substance or waste which is (a) defined, listed or otherwise classified as a hazardous substance, hazardous material, hazardous waste or other words of similar meaning under any Environmental Laws; (b) petroleum, petroleum hydrocarbons, and all petroleum products; (c) polychlorinated biphenols; (d) lead; (e) urea formaldehyde; (f) asbestos and asbestos containing materials; (g) flammables and explosives; (h) infectious materials; (i) atmospheric radon at levels over 4 picocuries per cubic liter, (j) radio active materials; or (k) defined, prohibited, limited or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing Environmental Laws.

“Historical Requirements” shall mean any statutes, rules and regulations enacted by a Governmental Authority declaring the Project or any part thereof to be of historical significance.

“ICM” shall mean ICM, Inc., a Kansas corporation, specializing in process consulting, engineering, equipment fabrication, field installation, plant startup and, through related companies, commodity trading.

“ICM License Agreement” shall mean the ICM License Agreement dated May 5, 2006, by and between Millennium Ethanol, LLC, and ICM, Inc.

“Impositions” shall mean all real estate, ad valorem and personal property taxes, general and special assessments imposed by Governmental Authorities, water, sewer and other municipal utility charges and any and all other fees and charges that may be assessed or imposed by Governmental Authorities on the Project and the underlying Premises.

“Improvements” shall mean the Plant, all buildings, structures, Equipment, improvements, betterments and Personalty to be constructed and/or installed on or in the Premises in accordance with the Contract Documents, together with related on site and off site improvements and including the Rail Spur.

“Incentive Payments shall mean all incentive payments, tax credits and subsidies payable to the Borrower to produce and market Ethanol including:

•                  Eligibility with the USDA Commodity Credit Corporation, 7 CFR Part 1424, Federal Register, Volume 68, No. 88, May 2, 2003, page 24596-24603 (the “Commodity Credit Corporation Payments”).

•                  Eligibility for the South Dakota Department of Revenue, Ethanol Production Incentive Payment Program. (the “State of South Dakota Producer Incentive Payments”).

“Indirect Costs” shall mean those Project Costs identified in the Budget as “Indirect Costs”.

“Initial Payment” shall mean the required down payment of $8,000,000.00 of the Contract Price required to be paid to the Design Builder under the Design Build Agreement.

“Inspecting Engineer” shall mean HDR Engineering, Minneapolis, Minnesota.

“Instruments” shall mean all “Instruments” (as that item is defined in the UCC) now or hereafter acquired.

“Insurance Proceeds” shall mean all awards, payments, proceeds now or hereafter payable under any policy of insurance insuring the Project including but not limited to the proceeds of casualty insurance, title insurance, business interruption/rents insurance or other insurance maintained with respect to the Project.

“Intellectual Property” shall mean all “Intellectual Property” (as that term is defined in the UCC) now owned or hereafter acquired, including, but not limited to all proprietary information made available to the Borrower under the Design Build Agreement and License Agreement and all Copyrights, Trademarks, Patents, trade secrets, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, or any interest therein, now owned or licensed to or hereafter acquired by Borrower.

“Intellectual Property Rights” shall mean all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intercreditor Agreement” shall mean an Intercreditor and Collateral Priority Agreement between the LOC Lender and the Lender acceptable to the Lender providing for the respective priorities of the LOC Lender and Lender in the Collateral.

“Interest Rate” shall mean the interest rate charged on the Loan from time to time as set forth in Section 2.2 hereof.

“Inventory” shall mean “inventory,” as that term is defined in the UCC, now or hereafter owned by Borrower, including without limitation (a) all products, goods, materials and supplies produced, purchased or acquired by Borrower for the purpose of sale in the ordinary course of its business including corn and grain supplies, ethanol, distillers grains and carbon dioxide byproduct, (b) maintenance materials inventory and (c) goods in which Borrower has an interest in mass or a joint or other interest or right of any kind.

“Inspecting Engineer” shall mean the engineer/architect engaged by Lender to report on the progress of construction.

“Investment Property” shall mean all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and United States government securities.

“Judgments and Awards” shall mean all awards, compensation and settlements in lieu thereof made as a result of the taking by power of eminent domain of the whole or any part of the Project, including any awards for damages sustained to the Project, for a temporary taking, change of grade of streets or taking of access.

“Labor” shall mean the furnishing of any work or labor to the construction of the Project.

“Land Use Restrictions” shall mean all zoning, building, land use, subdivision, development and environmental laws which do or may regulate the construction, occupancy, development, use, operating, sale, lease, encumbering or management of the Premises, all requirements of Governmental Authorities pursuant to such laws and all development and building permits issued by Governmental Authorities for the Premises.

“Legal Requirements” shall mean all laws, ordinances, rules, regulations and requirements of all Governmental Authorities including but not limited Environmental Laws applicable to all or part of the Premises or the Project or the construction, development, improvement, repair, renovation, lease, sale, encumbering or transfer of all any part of the Premises.

“LIBOR” shall mean the daily rate of interest as published in the Money Rates section of The Wall Street Journal as London Interbank Offered Rates (Libor) with a term of three (3) months. If The Wall Street Journal ceases to publish the London Interbank Offered Rates (Libor), Lender may select a substitute publication or service that publishes the London Interbank Offered Rates (Libor), or its equivalent, and if such London Interbank Offered Rates (Libor) is no longer published, then the LIBOR Rate will be determined by

Lender computing the arithmetic mean rates of interest per annum notified to the Lender by at least two (2) major banks in the London interbank market as the rate of interest at which U.S. dollar deposits in the approximate amount of the Loan would be offered to major banks in the London interbank market at their request on the second Libor Business Day prior to the Adjustment Date. If the LIBOR Rate is not published or announced on the Adjustment Date, then the LIBOR Rate published or announced on the immediate last day prior to the Adjustment Date shall be substituted.

“Libor Business Day” shall mean any day on which banks in London, England and New York, New York are open for conducting transactions in foreign currency and exchange.

“Lien” shall mean any lien that may be imposed by law or by contract against the Premises for the payment of labor, materials, or services rendered by a person or entity in connection with the Work.

“Lien Rights” shall mean any rights available at law for a contractor, laborer, materialman, supplier or worker providing labor, services or materials to an improvement on real estate to claim a lien for the payment of its labor, services or materials provided in the construction of such improvement including without limitation all rights under applicable law, and any so-called “mechanic lien laws” whether available by constitution, statute, code or case law, or any rules or regulations promulgated thereunder.

“Lien Waiver” shall mean a waiver of lien in format and content sufficient under controlling law to waive and relinquish any right to assert a Lien against the Premises.

“Line Item” shall mean those individual Project Costs items as itemized by line in the Sworn Construction Statement and Budget.

“Loan” shall mean the loan to be made pursuant to Article 2 of this Agreement.

“Loan Closing Date” shall mean the later of the date of this Agreement is executed and delivered by both Borrower and Lender.

“Loan Documents” shall mean this Agreement and the following:

(ii)                                  Note

(iii)                               Mortgage

(iv)                              Assignment of Rents and Leases

(v)                                 Financing Statement(s)

(vi)                              Assignment of Contract Documents, Intangibles and Intellectual Property Rights

(vii)                           Collateral Assignment of Operating Agreements, Permits and Regulatory Approvals

(viii)                        Collateral Assignment of License Agreement

(ix)                                Collateral Assignment of Incentive Payments

(x)                                   Environmental Indemnity

(xi)                                Disbursing Agreement

and such other documents as Lender may require to evidence and secure the Loan.

“Loan Fee” shall mean the fee payable by Borrower to Lender for making the Loan in the sum of $1,800,000.00.

“Loan Funds” shall mean the sums of money disbursed under this Agreement.

“LOC” shall mean a revolving line of credit to be furnished to the Borrower by the LOC Lender pursuant to the LOC Agreement in the revolving amount of not less than $7,000,000.00 the proceeds of which will be available to the Borrower for working capital needs including financing the acquisition of corn input for processing into Ethanol.

“LOC Collateral” shall mean all Inventory (including all raw, unprocessed inventory, work in process, and finished inventory products, bi-products and co-products), DDGS Receivables and Ethanol Receivables.

“LOC Documents” shall mean the documents required by the LOC Agreement consummating the LOC including the Intercreditor Agreement.

“LOC Lender” shall mean the lender providing the LOC, which may be the Lender in its separate capacity as LOC Lender.

“LOC Agreement” shall mean the Revolving Credit and Loan Agreement of even date between the Borrower and LOC Lender providing for the borrowing of the LOC.

“Logo” shall mean all right and interest in and to any and all trademarks, tradenames, corporate names, franchised names, business names, fictitious names, trade styles, logos, service marks, business identifiers used in the operation of the Project.

“Lump Sum Amount” shall mean in the case of the Design Build Agreement the Lump Sum Amount payable to Design Builder for the Cost of the Work.

“Major Contract(s)” shall mean all Contracts written in excess of $100,000.00.

“Major Project Documents” shall mean the Design Build Agreement, the Ethanol Sales and Purchase Agreement, the DDG Sales and Purchase Agreement, the Management Agreement, the ICM License Agreement, the Risk Management Agreement, the Standalone Construction Contracts, the Corn Procurement Agreement, the Water Supply Agreements, the Electrical Supply Agreements, the Natural Gas Supply Agreements, the Rail Agreements and the initial Operating Plan and Budget.

“Management Agreement” shall mean the Management Agreement dated September 6, 2005, between Millennium Ethanol, LLC and Fremar Farmers Cooperative, Inc., providing for the management of the Project and its operations.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of any Person to perform its obligations.

“Materials” shall mean all materials and goods furnished to the Premises and to be included in the Work.

“Maturity Date” shall mean March 31, 2013.

“Mechanic” shall mean any architect, engineer, surveyor, contractor, subcontractor, supplier or Person or Persons performing Work on the Premises and/or installing, delivering or supplying Materials in or to the Premises.

“Member” shall mean in the context of the Borrower any member of the Borrower or constituent members of a Member of the Borrower.

“Minor Changes” shall mean Change Orders (as defined in Design Build Agreement) that do not (a) change the Scope of the Work, (b) change the Contract Price together with all other previous changes by more than one (1%) percent, (c) change any individual Line Item together with all previous changes by five (5%) percent, or (d) require approval by a Governmental Authority.

“Mortgage” shall mean the Mortgage and Security Agreement and Fixture Financing Statement given by the Borrower creating a lien on and security interest in the Premises.

“Natural Gas Distribution Delivery Agreement” shall mean the Natural Gas Distribution Delivery Agreement dated May 30, 2006 between North Western Services Corporation and Millennium Ethanol, LLC

“Natural Gas Facilities” shall mean all mains, service laterals, storage tanks, piping, valves, manholes and appurtenances for the furnishing, transmission, storage and disposal of natural gas to the Project including those facilities to be constructed pursuant to the Natural Gas Supply Agreement.

“Natural Gas Pipeline Agreements” shall mean those agreements to provide natural gas from the mainlines of the Natural Gas Supply Provider to the distribution point of the Natural Gas Supply Distributor under the following agreements:

•                Firm Throughput Service Agreement dated June 9, 2006 between Northern Natural Gas Company and Millennium Ethanol, LLC

•                Northern Lights-Phase 2 Precedent Agreement between Northern Natural Gas Company and Millennium Ethanol, LLC dated May 18, 2006

“Natural Gas Supply Agreements” shall mean those agreements with Utility Providers to provide natural gas to the Plant under the following agreements:

•          Natural Gas Distribution Delivery Agreement

•          Firm Throughput Service Agreement

•          Northern Lights-Phase 2 Precedent Agreement

“Natural Gas Supply Distributor” shall mean North Western Services Corporation, the entity directly providing the natural gas to the Plant from a point outside of the Plant.

“Natural Gas Supply Provider” shall mean Northern Natural Gas Company, the entity providing the natural gas to North Western Services Corporation at a point outside of the Plant for further distribution by North Western Services Corporation to Borrower at the Plant.

“Natural Gas Supply System” shall mean the pipelines pursuant to which natural gas is transferred from the Utility Providers’ main pipe lines and ultimately piped to the Plant for use in the Plant and which Borrower shall purchase under the Natural Gas Distribution Delivery Agreement.

“Net Income” shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding gains or losses on the sale of assets other than Inventory.

“Net TIF Proceeds” shall mean the net proceeds remaining from the TIF Proceeds after the costs of issuance and at the minimum in the amount of $1,600,000.00.

“Note” shall mean the Promissory Note of the Borrower payable to the Lender in the Loan Amount.

“Notice to Proceed” shall mean Borrower’s written valid notice to proceed (“Notice to Proceed”) unless the Parties mutually agree otherwise in writing. The Parties agree that a valid Borrower’s Notice to Proceed cannot be given until: (1) Borrower has title to the real estate on which the Project will be constructed; (2) the Phase I and Phase II Site work required of Borrower, as described in Exhibit L to the Design Build Agreement is completed along with redline drawings and such Phase I and Phase II Site work and redline drawings have been reviewed and deemed adequate by Design-Builder; (3) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, as listed on Exhibit G to the Design Build Agreement, have been obtained; (4) Borrower has obtained Financial Closing pursuant to Section 4.3 of the Design Build Agreement; (5) if applicable, Borrower has executed a sales tax exemption certificate and provided the same to Design-Builder; (6) Borrower has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection; (7) Borrower has provided an insurance certificate or copy of insurance policy demonstrating that Borrower has obtained builder’s risk insurance pursuant to Section 17.4.3 of the Design Build Agreement, and (8) if Notice to Proceed is given prior to October 1, 2006, Design-Builder provides Borrower written notification of its acceptance of the Notice to Proceed. Borrower and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

“Off Site Improvements” shall mean those improvements off the Premises required by any Governmental Authority to be completed by the Borrower as a condition to its Approval of the Project.

“Obligations” shall mean any and all of the obligations of the Borrower under this Agreement including but not limited to payment of the Loan and performance of the terms and conditions of this Agreement.

“Operating Agreements” shall mean the following agreements entered into by the Borrower for the operation of the Project:

Corn Procurement Agreement

Ethanol Sales and Purchase Agreement

DDG Sales and Purchase Agreement

Rail Agreements

Electrical Supply Agreements

Natural Gas Supply Agreements

Water Supply Agreements

ICM License Agreement

Management Agreement

Risk Management Agreement

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as an expense item on a balance sheet.

“Operating Plan and Budget” shall mean, for any period, an operating plan and budget for the Project with respect to such period prepared by Borrower in good faith and with due care that sets forth in reasonable detail (i) the projected levels of operation of the Project on a monthly basis, (ii) the projected revenues and expenses (including all scheduled payments of principal and interest on all Debt) of the Project on a monthly basis, (iii) the overhaul, maintenance and repair schedule for the Project, (iv) the amount and timing of expected capital expenditures, (v) cash flow projections and working capital needs and (vi) such other information as the Lender may reasonably request prior to the adoption thereof.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s articles of incorporation, articles of organization, certificate of limited partnership, trust agreement, or other equivalent formation documents, and regulations, bylaws, limited partnership agreement, operating agreement, limited liability company member control agreement or equivalent governing documents, and any amendments to any of the foregoing permitted hereunder.

“Owner” shall mean the Borrower.

“Owner Equity” shall mean the total Project Costs, less the amount of the Loan.

“Owner Milestones” shall mean those schedule owner obligations set forth in Table 3 of Exhibit C to the Design Build Agreement.

“Paid In Equity” shall mean Borrower Equity that has been deposited into the Construction Escrow for payment to Project Costs less previous payments already made by the Borrower to Project Costs.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment in Full” or “Paid in Full” or any similar term(s) with respect to the Loan shall mean the satisfaction and final payment in full of the Loan in cash or cash equivalents reasonably acceptable to the Lender and the termination of any obligation on the part of the Lender to make any further Advances or to afford any financial accommodation to Borrower with respect to the Loan and the full and timely performance of all other obligations to Lender arising out of this Agreement and the Loan Documents for a period of time of one hundred and twenty (120) days.

“Pay Period” shall mean, with respect to a given Application for Payment, the one (1) month period following the last day of the previous Pay Period to which the immediately prior Application for Payment is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.

“Performance Guarantee Criteria” shall mean the criteria listed in Exhibit A to the Design Build Agreement.

“Performance Tests” shall mean those tests conducted by the Design-Builder and, if necessary, the retests of the Plant using Design-Builder’s supervisory personnel (and an acceptable air emissions tester who shall conduct the air emissions test), in each case, in accordance with the testing procedures set forth in Exhibit A to the Design Build Agreement.

“Performance Guaranty” shall mean the obligation of the Design Builder to achieve the Performance Guaranty Criteria in accordance with the Design Build Agreement.

“Permit” shall mean any valid waiver, exemption, variance, franchise, permit, authorization, approval, acknowledgement, confirmation, license or similar order of or from any federal, commonwealth, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or the performance of the Work.

“Permitted Exceptions” shall mean the exceptions to insured coverage set forth in Schedule B to the Title Policy.

“Permitted Liens” shall mean those (i) liens and security interests in favor of Lender, (ii) those liens and security interests in inventory, accounts and products in favor of the LOC Lender providing the LOC and (iii) those liens and security interests in favor of the Subordinate Lender which are expressly subordinate to the liens and security interests of both the Lender and the lender providing the LOC.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by Borrower for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which Borrower is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Plan Documents” shall mean all final Drawings and Specifications specially prepared by the Design Professionals for the construction and development of the Project including mechanical and electrical, plumbing and heating and ventilation Drawings and Specifications specially prepared by Subcontractors and their retained Design Professionals for particular segments of the Project and such further drawings and specifications as are from time to time prepared to further expand in detail the Scope of the Work and final definitive working drawings and specifications and shall also include any submittals filed or required to be filed with Governmental Authorities to comply with Land Use Restrictions and requirements for issuance of all Permits.

“Plant” shall mean a to-be-built dry mill grain processing plant capable of grinding approximately 36,000,000 bushels of corn per year to produce a name-plate capacity of 100,000,000 gallons of fuel grade Ethanol per year and with approximately 321,000 tons of dried distillers grains with solubles per year located on approximately 225 acres of existing raw land in Turner County, near the City of Marion, South Dakota.

“Plant Disruption” shall mean a disruption or cessation of the ongoing operation of the Plant occasioned by (i) Force Majeure or (ii) availability and delivery of essential materials or equipment to operate the Plant or (iii) shut downs for the purpose of performing required maintenance and upkeep.

“Post Construction Permit” shall mean any valid waiver, exemption, variance, franchise, permit, authorization, approval, acknowledgment, confirmation, license or similar order of or from any federal, commonwealth, state, City, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project and operation and including the following:

FERC Certificate of Public Convenience and Necessity

South Dakota Storm Water Discharge Permit

South Dakota Risk Management Plan (Denaturant/Ammonia Products)

ATF Ethanol Producer License

NPDES Permit

South Dakota Spill Prevention Control and Countermeasure Plan

South Dakota Conditionally Exempt Small Quantity Generator Permit

South Dakota Alcohol Producers License

South Dakota Storage Tank Permit

Turner County Highway Access Permits

South Dakota Department of Environment and Natural Resources Title V Air Quality Operating Permit

“Preconstruction Permit” shall mean any valid waiver, exemption, variance, franchise, permit, authorization, approval, acknowledgment, confirmation, license or similar order of or from any federal, commonwealth, state, City, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or its construction and operation and including the following:

South Dakota Department of Environment and Natural Resources Title V Construction Air Quality Permit

South Dakota Notice of lntent and Storm Water Pollution Plan

South Dakota DENR Approval

“Pre-Development Costs” shall mean those Development Costs incurred by the Borrower preliminary to the development of the Project.

“Premises” shall mean the Real Property, Improvements, Utilities, Equipment, Fixtures, Plant and Rail Spur together with all buildings, structures, improvements, fixtures and annexations constructed on or added to the Real Property.

“Principal” shall mean the from time to time sums of money disbursed by the Lender pursuant to this Agreement.

“Principal Balance” shall mean the from time to time amount of Principal remaining unpaid.

“Producer Payments” shall mean any producer payments made by the State of South Dakota to ethanol producers.

“Products” shall mean Ethanol, WDGS, DDGS, CO2, if produced, and any other co-product or by-product produced in connection with the production of Ethanol at the Project and all whole and processed grains handled by Borrower (or by any third party grain operator on behalf of Borrower).

“Project” shall mean the real property located in Section 31, Township 100N Range 54W in the County of Turner, State of South Dakota consisting of approximately 225 acres of raw land on which the Project is to be built, when constructed the Project, the Water Rights, plant facilities, infrastructure, intellectual property and patent rights, machinery, equipment, inventory, vehicles, goods, intangibles, accounts, instruments, revenues, documents, management contracts, ethanol and distillers marketing contracts, grains marketing contracts, grain origination contracts, risk management contracts, transportation contracts, spur line and railroad access agreements, energy contracts, operating permits and licenses located at, originating from or used by the Project in the production of fuel grade Ethanol.

“Project Costs” shall mean those costs incurred in development and construction of the Project as set forth in the Budget, as such Budget may from time to time be amended with the consent of the Lender.

“Project Documents” shall mean the agreements and documents to which Borrower is or becomes a party during the term of the Loans, relating to the development, engineering, design, ownership, construction and operation of the Project, including Major Project Documents, all agreements relating to the Site, all agreements relating to the supply of water, natural gas, corn and electricity to the Project, all other agreements relating to the operations and maintenance of the Project.

“Project Free Cash Flow” shall mean EBITDA minus (i) Incentive Payments, (ii) debt service on (aa) the Loan, (bb) the Subordinate Loan, (cc) the Unsecured Loan and (dd) the LOC, (iii) cash in the amount of the Tax Distributions to Borrower’s members, (iv) deposits into the FF&E Reserve and (v) Cash CAPEX in excess of amounts drawn from the FF&E Reserve.

“Punch List” shall mean the list developed by Borrower in consultation with each respective Contractor which sets forth certain items of Work that remain to be performed following Substantial Completion under its Construction Contract so that the Project fully complies with all of the standards and requirements of the Construction Contract. The Punch List shall not include any items of Work, alone or in the aggregate, the non-completion of which prevents the Plant from (i) being used for the purposes described in the Construction Contract in accordance with Applicable Laws or (ii) being safely and continuously operated.

“Punch List Items” shall mean those items of Work which are detailed in the Punch List.

“Quarterly Reporting Schedule” shall mean a quarterly report to be forwarded to the Lender by the Borrower under the form of the Quarterly Reporting Schedule attached as Exhibit “E”.

“Rail Access Agreement” shall mean the Industry Track Agreement between the BNSF Railway Company providing for access of unit trains from the Project to the Class I Mainline tracks of the BNSF Railway Company.

“Rail Agreements” shall mean the following agreements between the BNSF Railway Company and Borrower and agreements ancillary thereto:

•                Rail Access Agreement

•                Rail Lease

“Rail Contractor” shall mean Railworks, Inc., or such other contractor acceptable to Lender engaged by the Borrower to supply the labor, equipment, material and supervision to construct the Spur Track.

“Rail Lease” shall mean the Lease of Land For Construction/Rehabilitation of Track between BNSF Railway Company and Borrower permitting the Borrower to occupy the leased premises for the construction of the Rail Spur and the performance of certain activities related to the Rail Spur.

“Rail Spur” shall mean the connection between the Industry Track to be constructed pursuant to the Rail Spur Contract and the Class I Mainline Tracks of the BNSF Railway Company.

“Rail Spur Agreements” shall mean the

•                  Rail Spur Contract

•                  Rail Spur Proposal

“Rail Spur Contract” shall mean the Construction Contract to be entered into between the Borrower, as owner, and the Rail Contractor pursuant to the Rail Spur Proposal for the construction of the Rail Spur.

“Rail Spur Proposal” shall mean the proposal dated June 9, 2006, addressed to the Borrower from the Rail Contractor proposing to construct the Rail Spur.

“Risk Management Agreement” shall mean the Risk Management Agreement For Grain Procurement And Byproduct Marketing dated April 4, 2006, between Millennium Ethanol, LLC and John Stewart & Associates providing for the furnishing of hedging and risk management services to the Borrower.

“Real Property” shall mean all the tracts or parcels of real property lying and being in the County of Turner, State of South Dakota, all as more fully described in Exhibit “B” attached hereto and made a part hereof, together with all the estates and rights in and to the real property and in and to lands lying in streets, alleys and roads adjoining the real property and all buildings, structures, improvements, fixtures and annexations, access rights, easements, rights of way or use, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging or pertaining to the real property; together with all Water Rights (whether riparian, appropriative or otherwise whether or not appurtenant) now or hereafter relating to or used in connection with the real property.

“Receivables” shall mean all present and future rights to payment for goods sold or leased or for services rendered, with respect to the Project and its operations and all receivables of whatever nature whatsoever which are not evidenced by Chattel Paper, Documents or Instruments.

“Reimbursement Obligations” shall mean any obligation of the Borrower to repay advances made under the Supporting Letters of Credit which obligations must either (i) be nonrecourse to the Borrower or (ii) be fully subordinated and stood still to the Loan, LOC, Subordinate Loan, Unsecured Debt and any replacements and refinances thereof and any security given for the repayment thereof under the terms and conditions of a subordination and standstill agreement satisfactory to the Lender in all respects.

“Reportable Event” shall mean a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Request for Advance” shall mean a written application signed by the Borrower requesting an Advance of Loan Funds together with accompanying Payment Schedule and Application and Certificate for Payment signed by the Contractor requesting payment and conforming to the form attached as Exhibit “C”.

“Required Financial Reports” or “Financial Reports” shall mean those financial reports required pursuant to the Section entitled Required Financial Reports.

“Required Insurance” or “Insurance” shall mean those policies of insurance required pursuant to the Article entitled Required Insurance.

“Reserves” shall mean those reserves required pursuant to the Article entitled Required Reserves to be held by the Lender in reserve and to be applied by the Lender to the category for which the Reserve is established.

“Retainage” shall mean a percentage amount to be deducted from each Advance equal to ten percent (10%) of Direct Costs and to be retained by the Lender until Final Completion except in the case of the Design Build Agreement where no Retainage shall be required after the Retainage collected is in excess of $5,299,850.00.

“Rolling Stock” shall mean those vehicles, rail cars, yard vehicles and self-propelled equipment owned by Borrower and used in the operations of the Plant.

“Schedule” shall mean the time schedule for performance of the Work measured from the Effective Date and attached as an Exhibit to the Design Build Agreement, as amended from time to time in accordance with Design Build Agreement.

“Schedule of Values” shall mean a line item breakdown prepared by each Contractor itemizing each item of Work by line, subcontractor/supplier and value under its Construction Contract.

“Scope of the Work” shall mean all work and material necessary to complete the Project as contemplated by the Contract Documents. The terms “Work”, “Scope of Work” and “Project Work” are synonymous and are used interchangeably to mean the furnishing of all accessories, administration, appliances, as-built drawings, construction plant, documentation, equipment, fuel, labor, machines management, manuals, materials, planning, tools, training, shop drawings and samples, services, supervision supplies, and transportation, warranties/guarantees, and all other facilities and incidentals (including the pulling of all required permits) necessary as and when required for or in connection with completion of the Project in accordance with the Contract Documents and the carrying out by the respective Contractor of all the duties and obligations for the Work imposed by the Contract Documents as well as all administration, documentation, drawings, plans and specifications, labor, management, materials, services, supplies, supervision and incidentals necessary as and when required for or in connection with any design/build component, all in a good, expeditious and workmanlike manner. The Work shall also include such incidental terms which may not be expressly indicated in the Contract Documents but which are considered a Contractor’s obligation to provide under normal standard construction industry customs and practices within the area in which the Project is located. In the case of the Design Build Agreement the Scope of the Work is defined in Exhibit A to the Design Build Agreement.

“SDENR” shall mean the South Dakota Department of Environment and Natural Resources.

“Second Extended Date” shall mean the extension of the Substantial Completion Date for an additional 4 months beyond the First Extended Date if the Appeal is filed.

“Service Agreements” shall mean all rights and interests of Borrower in and under any and all service contracts and other agreements relating to the servicing, operation, maintenance, and repair of the Project or the buildings and improvements thereon (the “Service Agreements”).

“Service Provider’s Consent” shall mean a document in the form and content attached as Exhibit “J”.

“Solvent” shall mean as to any Person, such Person (a) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such

Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specifications” shall mean the written technical descriptions of materials, equipment, system, standards, and workmanship specially prepared for the construction of the Project and the Work and certain administrative details applicable thereto.

“Spur Track Materials” shall mean those Materials to be provided by the Borrower at its expense to the Rail Contractor for installation into the Rail Spur pursuant to the Rail Spur Contract.

“Standalone Construction Contracts” shall mean those contracts entered into between the Borrower and reputable general contractors authorized to construct commercial buildings in the State of South Dakota to construct the following improvements:

•                  Spur Track

•                  Site Improvement and Grading

•                  Administrative Building

“Start-Up” shall mean the initial feed of raw material to the plant, filling of equipment with operating material, utility system startups, start-up and operation of individual process stages, adjustment and optimization of operating conditions, optimization of control loops, verification of start-up, shut down and partial load operations.

“Subcontractor” shall mean a person, firm or corporation and all of his or its employees who has a Construction Contract or engagement with a Contractor to perform any of the Work, including a Supplier, and anyone supplying equipment or any other item required in connection with the Work as well as anyone involved with the Work at the instance or request of the Subcontractor (sub-tiers).

“Sub-Contracts” shall mean the contracts between a Contractor and Subcontractors for the furnishing of labor or materials for the Project.

“Subordinate Loan” shall mean a subordinated loan to be made to the Borrower in the amount of $14,000,000.00 by the Subordinate Lender and which contains the following basic terms and conditions pursuant to the Note Purchase and Purchase Rights Agreement between Borrower and Subordinate Lender dated as of March 17, 2006 –

•                  bears interest at 15.60% per annum

•                  is to be secured by a security interest and lien in the assets of Borrower which security interest is expressly subordinate to the Loan

•                  has a maturity date of at least seven (7) years after the Project has commenced operation and met its nameplate capacity (“Certification Date”)

•                  accrues interest during the Construction Phase and adds to principal

•                  commences amortization upon the Certification Date based on an amortization of ten (10) years

•                  retains a right on the part of the Subordinate Lender to purchase up to 20,000,000 Class C units in Borrower at $.90 per unit (which will represent 32.65% equity in Borrower) or 21,176,470 Class C Units in Borrower at $.85 per unit (which will represent 33.92% equity in Borrower)

•                  Each Class C unit is convertible into one Class A unit of Borrower and the Class C units shall include the same membership voting rights and financial rights, including distribution rights and rights in the profits, losses and capital of Borrower, as the Class A units and/or Class B units of Borrower

•                  provides Subordinate Lender with certain rights to (i) participate in future offerings of Borrower, (ii) restrict distributions, (iii) restrict sales of assets not in the ordinary course of business, mergers and other business combinations, (iv) board representation in Borrower, and (v) tag along rights

•                  is subject to the Subordination and Standstill Agreement.

“Subordinate Lender” shall mean Rex Radio and Television, Inc., an Ohio corporation, or its designee (as described in the above referenced Note Purchase and Purchase Rights Agreement).

“Subordinate Loan Document” shall mean the Subordinated Loan Agreement, Subordinated Mortgage, Subordinated Note, Subordinated Security Agreement, Subordination and Standstill Agreement and any other debt or security instrument given by the Borrower to the Subordinate Lender in connection with the Subordinated Loan.

“Subordinated Mortgage” shall mean the Mortgage and Security Agreement and Fixture Financing Statement executed and delivered by the Borrower to the Subordinate Lender to secure the Subordinated Note and which is subordinate to the Loan Documents.

“Subordinated Note” shall mean the promissory note made by Borrower in favor of Subordinate Lender in the principal sum of Fourteen Million and no/l00 Dollars ($14,000,000.00) delivered by Borrower to the Subordinated Lender pursuant to the Design Build Agreement evidencing the Subordinated Loan and which is subordinate to the Loan Documents.

“Subordinated Security Agreement” shall mean the Security Agreement and accompanying Financing Statements executed and delivered by the Borrower to Fagen to secure the Subordinated Note and which are subordinate to the Loan Documents.

“Subordination and Standstill Agreement” shall mean in each case an agreement between Lender and any party whose debt is to be subordinate to the Loan, including the Subordinate Lender, pursuant to which the parties agree to the Subordination Requirements.

“Subordination Requirements” shall mean those requirements of Lender separately negotiated between Lender and Subordinate Lender (or other subordinate lenders, as applicable) and providing for the following:

i)                                         full subordination and standstill to the Loan

ii)                                      permits in each month cash only payments but only after payment to required Debt Service on the Loan for the same month

iii)                                   prohibits payments of bonus interest

iv)                                  prohibits any prepayment prior to maturity and Payment in Full of the Loan excepting (a) a prepayment paid out of additional owner equity paid into the Borrower in cash in an amount sufficient to prepay the Subordinate Loan in full or (b) a prepayment paid out of replacement Subordinate Loan with terms and conditions at least as favorable to the Borrower as the Subordinate Loan and where the replacement lender executes and delivers a Subordination and Standstill Agreement containing the same terms and conditions as the Subordination and Standstill Agreement negotiated between the Lender and Subordinate Lender or (c) where the Subordinate Loan is satisfied in full by a dollar for dollar exchange of the Subordinate Loan with member shares in the Borrower with no cash payment to the Subordinate Lender

v)                                     prohibits the exercise of any of the remedies to enforce its security until the Loan is paid in full

vi)                                  relinquishes to Lender while the Loan remains unpaid any rights to file a petition in involuntary bankruptcy against the Borrower

vii)                               assigns to Lender all of its voting rights as a creditor in any bankruptcy proceeding affecting the Borrower

viii)                            agrees that all payments that are made to subordinate holder at a time when the Subordination and Standstill Agreement prevents such payments will be held in trust for Lender and paid over to Lender as Lender direct

ix)                                    fully subordinates any permitted mortgage and security interests in the Project and any Borrower assets to the mortgage and security interests of the Lender and the lender providing the Working Capital Line, including any successor or replacement lenders, and

x)                                       such other matters as Lender may reasonably request.

The Subordination Requirements shall not prohibit the conversion of any Subordinate Loan to membership units in the Borrower.

“Subsequent Advance” or “Subsequent Advances” shall mean any advance of Loan Funds subsequent to the First Advance.

“Substantial Completion” shall mean (a) in the case of the Design Build Agreement the date on which the Work is sufficiently complete so that Borrower can occupy and use the Plant for its intended purposes and the Plant is ready to grind the first batch of corn and begin operation for its intended use, and (b) in any other Construction Contract the stage in the progress of the Work where all of the following have occurred:

•                  All Work pursuant to the Contract Documents has been sufficiently completed in accordance with the Contract Documents and all applicable laws, codes, ordinances, rules and regulations, so that Borrower can utilize the Work for its specified use.

•                  Contractor has turned over all areas of the substantially completed Work in a logical, sequential manner to Borrower.

•                  All mechanical, electrical, fire protection, life safety and similar building systems are fully functional and have been tested, started, approved and commissioned for permanent use.

•                  Inspection and approval by all applicable governmental agencies has occurred (other than approval by the relevant air pollution control regulatory agency, which approval shall occur in accordance with the requirements of Article 21.5(b) of the Design Build Agreement).

“Substantial Completion Date” shall be the date on which Substantial Completion occurs but no later than five hundred forty-five (545) Days after the date of the Notice to Proceed, subject to (i) adjustment in accordance with the Design Build Agreement, (ii) extension for an additional six (6) months if the Appeal is filed and the First Extension Fee is paid and (iii) extension for a further four (4) months if the Appeal is filed and the Second Extension Fee is paid.

“Suppliers” shall mean those persons or entities supplying Materials to the Project.

“Supporting Letters of Credit” shall mean “clean”, irrevocable, “evergreening” standby letters of credit issued pursuant to the (i) Electrical Supply Agreement and (ii) Natural Gas Supply Agreements to assure the payment of the Borrower’s obligations thereunder.

“Sworn Construction Statement” shall mean a sworn construction statement of each Contractor listing by line each item of Work or Materials to be performed or furnished, itemized by category, the Contractor or Supplier performing or furnishing such Work or furnishing Materials, and the estimate of the cost of the Work to be done and in the case of the Design Builder the statement agreed to between the Design Builder and Title.

“Tax Escrows” shall mean amounts to be deposited on a monthly basis into an escrow account maintained with the Lender in an amount equal to the estimated annual Impositions.

“Tax Distribution” or “Tax Distributions” shall mean quarterly Distributions to Members for the purpose of paying the quarterly estimated federal and state income tax payments required to be made by each Member of Borrower based upon the operations of the

Borrower and the resulting federal and state tax liability of such Member attributable to Borrower’s operations in the assumed amount of 42%.

“Term Phase” shall mean a period of time measured from the first day following the end of the Construction Phase and running thereafter to the Maturity Date.

“TIF Funding” shall mean the funding of the Net TIF Proceeds into the Construction Escrow with instructions for disbursement to payment of Project Costs.

“TIF Loan” shall mean a loan made by Turner County to Borrower pursuant to a Property Tax Increment Agreement between Turner County and the Borrower in an amount sufficient to result, after the costs of issuance, in Net TIF Proceeds of $1,600,000.00.

“TIF Proceeds” shall mean the gross proceeds loaned to the Borrower by Turner County under the TIF Loan.

“Title” shall mean Chicago Title Insurance Company, the title insurer issuing the mortgagee’s title insurance policy.

“Title Policy” shall mean an extended coverage ALTA Mortgagee’s Policy of Title Insurance issued by Title (Form 1970 or Form 1992 Revised 10-23-92 with the exclusion for creditors rights and arbitration requirements deleted) and containing such endorsements as Lender may require and setting forth as exceptions to title those exceptions as may be approved by Lender.

“Transfer” shall mean any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, lease, transfer or divesture or otherwise of an interest in the Premises.

“Turner County” means Turner County, South Dakota.

“Turner County Litigation” shall mean the Petition for Writ of Certiorari and Review of a Decision of the Turner County Board of Adjustment dated March 14, 2006, filed by Great Plains Ethanol, LLC against the Turner County Board of Adjustment, a summary of which has been previously provided to Lender.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of South Dakota, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of South Dakota, the term shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UCC Policy” shall mean a fully paid UCC Insurance Policy written in the full Loan amount in form and substance satisfactory to Lender and written by Title (or First American Title Insurance Company) insuring title to the Collateral is vested in Borrower, free from all Liens, naming Lender as the insured and insuring that the security interest of the Lender in the Collateral is a valid, perfected first security interest.

“Unsecured Debt” shall mean any unsecured subordinated loan or loans in the aggregate amount of $2,000,000.00 made to the Borrower which shall be fully subordinate to the Loan under the same Subordination Requirements required for the Subordinate Loan and may not be secured in any manner but which may be converted to membership units in the Borrower.

“Unsecured Debt Documents” shall mean those loan documents evidencing the Unsecured Debt including the Unsecured Subordination and Standstill Agreement.

“Unsecured Debt Lender” shall mean the lender of the Unsecured Debt.

“Unsecured Subordination and Standstill Agreement” shall mean a Subordination and Standstill Agreement between the Lender and Unsecured Debt Lender acceptable to Lender fully subordinating payment of the Unsecured Debt to the Payment In Full of the Loan and agreeing to standstill on collecting the same until Payment In Full of the Loan.

“USEPA” means the United States Environmental Protection Agency.

“Utility Agreements” shall mean one or more of the Electrical Supply Agreement, Natural Gas Supply Agreements or Water Supply Agreements as the case may be.

“Utility Preconditions” shall mean that (i) Utility Provider has secured all Approvals to provide the Utility, (ii) has secured all necessary rights of way, (iii) has obtained the necessary financing to construct the physical improvements to provide the services, (iv) has entered into binding construction contracts with reputable conditions to construct the physical improvements and (v) has satisfied all conditions it requires to construct the physical plant and provide the services (including waiving any right to cease construction and/or cancel its obligation to provide the services.

“Utility Providers” shall mean those regulated providers of specific utility services to the Project, i.e. natural gas, water, electricity and other power and energy suppliers.

“Utilities” shall mean and include private and public utility lines of any type or nature, including wires, pipes, conduits, cables, fiber optics, and ducts for utility systems used for domestic cold and hot water, sanitary sewer, storm sewer, chilled water, condenser water, heating hot water, steam, steam condensate, natural gas, control compressed air, conditioned and non-conditioned air, ventilation and exhaust air, electricity, security, fire alarm, emergency communications, systems control and automation, video monitoring, telephone, television, other telecommunications systems, and other mechanical, electrical, and related life safety systems.

“Waste Disposal and Sewer Facilities” shall mean all of the waste disposal, sanitary and storm sewer rights and systems including all mains, service laterals, ponding areas, piping, valves, manholes and catch basins and appurtenances servicing the Project.

“Water Facilities” shall mean all mains, service laterals, storage tanks, piping, valves, manholes, wells and appurtenances for the furnishing, transmission, storage and disposal of potable water to the Project.

“Water Rights” shall mean all water rights, contract rights for the supply of potable and process water, irrigation rights, ditch and ditch rights, reservoir and reservoir rights, stock or interest in water, irrigation or ditch companies owned by the Borrower or accruing to the Project.

“Water Supply Agreements” shall mean those agreements with Utility Providers to provide the Water Supply System to the Plant including but not limited to the following agreements:

•                  Water User Agreement between TM Rural Water District and Millennium Ethanol dated as of June 14, 2006

•                  Water Treatment Plant Financing Agreement between TM Rural Water District and Millennium Ethanol, L.L.C. dated June 14, 2006

“Water Supply Provider” shall mean TM Rural Water District, the entity providing the water to the Project.

“Water Supply System” shall mean the pumping stations and pipelines pursuant to which water is transferred from the Utility Providers’ main pipe lines and piped to the Plant for use in the Plant and which Borrower shall purchase under the Water Supply Agreements.

“WDGS” means wet distiller’s grain solubles, which may or may not be a product of the Project.

“Work” shall mean and include all design, engineering, labor, supervision, materials, Start-Up, fixtures, special facilities, built-ins, equipment, tools, supplies, and related inspections, and other property and services necessary to timely and properly produce all work and completed construction required or reasonably inferable from the Construction Contracts and all work, services and materials necessary to produce fully connected, complete, operational and functional systems and Plant meeting all Performance Guarantee Criteria.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Project, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain inventories, less accounts payable and accrued current liabilities.

1.2                                 Accounting Terms. Any accounting terms used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

1.3                                 Common Words. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

1.4                                 Context. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.
THE LOAN

2.1                                 Loan. Upon and subject to the terms and conditions hereof and provided the Conditions Precedent to an Advance are satisfied the Lender agrees until the expiration of the Construction Phase to make available to the Borrower, from time to time, for payment of Project Costs Advances of the Loan which shall not exceed in the aggregate $90,000,000.00. Each Advance shall be made on notice given no more frequently than once a Pay Period delivered to Lender in accordance with the Methods of Disbursement of Loan Proceeds as set forth in this Agreement.

2.2                                 Interest Rate. The Loan will bear interest during its term at the following rates of interest:

(a)                      Pay Rate. During the term of the Loan at a fluctuating per annum interest rate equal to 400 Basis Points plus LIBOR as it adjusts on each Adjustment Date.

(b)                     Default Rate. If an Event of Default occurs, then, at the option of the Lender, during the entire period during which such Event of Default shall occur and be continuing interest shall be payable on the Principal Balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Loan or (ii) 800 Basis Points plus LIBOR as it adjusts from time to time (“Default Rate”) whether or not the Lender has exercised its option to accelerate the maturity of the Loan and declare the entire Principal Balance due and payable.

2.3                                 Calculation of Interest. During the Construction Phase interest shall be calculated on the actual number of days elapsed in a 360 day year. Commencing the with the Term Phase interest shall be calculated on the basis of a 360 day year and will be payable on a 30/360 day basis.

2.4                                 Late Charge. In the event that any payment required under the Note is not paid when due, the Borrower agrees to pay a late charge of $.04 per $1.00 of unpaid payment to defray the costs of the Lender incident to collecting such late payment. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire unpaid principal and interest immediately due and payable.

2.5                                 Payment. The Loan shall be payable as follows:

(a)                      Construction Phase. During the Construction Phase on the first day of each month in the amount of accrued interest.

(b)                     Term Phase. During the Term Phase on the first day of each month in consecutive monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance at the Pay Rate as it may adjust from time to time based on an amortization schedule of ten (10) years.

(c)                      Maturity Date. On the Maturity Date the entire unpaid balance plus accrued interest shall be due and payable in full.

2.6                                 Voluntary Prepayment. The Loan may not be prepaid during the Construction Phase. Thereafter, the Loan may be prepaid on sixty (60) days notice in multiples of not less than $500,000.00 accompanied by accrued interest.

2.7                                 Involuntary Prepayment. At the option of the Lender the entire unpaid principal balance together with accrued interest shall be due and payable in the event of an insured casualty or condemnation by public authority of the Project.

2.8                                 Mandatory Prepayments. The following mandatory prepayments of principal are required:

(a)                      100% of Commodity Credit Corporation Incentive Payments shall be applied to prepay the Loan.

(b)                     100% of State of South Dakota Producer Payments shall be applied to prepay the Loan.

2.9                                 Application of Payments. Any payments received by the Lender shall be applied (i) to any costs of collection, (ii) to Late Charges, (iii) to Interest, (iv) to Principal Balance and (v) if any advance has been made by the Lender under the terms of this Agreement or any Loan Documents to repay such advances plus interest thereon, all in such order and priority as the Lender shall determine. Upon an Event of Default any monies received shall, at the option and direction of the Lender, be applied to any sums due hereunder and any Loan Documents in such order and priority as the Lender shall determine.

2.10                           Time of Essence. Time is of the essence. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Agreement or any Loan Documents. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

2.11                           Costs of Collection. The Borrower agrees to pay the costs of collection including reasonable attorney’s fees and costs incurred, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Agreement.

2.12                           Waiver of Presentment, Etc. Presentment for payment, protest and notice of non-payment are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof. To the extent permitted by law all rights and benefits of any statute of limitations, and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead laws are waived.

2.13                           Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Agreement and any other Loan Documents delivered in connection herewith. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Agreement or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Agreement (“Indebtedness”), or if Lender’s exercise of the option to accelerate the maturity of this Agreement, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the Principal Balance (or, if the Principal Balance has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Agreement and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

2.14                           All Advances to Constitute Single Obligation. The Advances shall constitute one general obligation of the Borrower, and shall be secured by Lender’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

2.15                           Note. The Advances shall be evidenced by the Note. At the time of the First Advance and at each time a Subsequent Advance shall be requested hereunder a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the Principal amount of the Advances hereunder, (ii) any accrued and unpaid interest owing on the Advances, and (iii) all amounts repaid on the Advances. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the Principal amount of the Advances, together with all interest accruing thereon.

2.16                           Amount of Advances. In no event shall the Lender be obligated to advance more than the lesser of (i) the Loan Amount or (ii) total Project Costs actually incurred by the Borrower less Borrower Equity (and in the case of Working Capital/Inventory as shown on the Budget less the unfunded balance of the LOC).

3.
RESERVES

3.1                                 Construction Phase Reserves. The Lender shall hold back from disbursement from the Loan the following reserves to be held as unfunded amounts under this Agreement until disbursed as follows:

•                  Construction Contingency Reserve. $4,200,000.00 as a reserve to defray unforeseen construction contingencies arising out of the Project (“Construction Contingency Reserve”).

•                  Interest Reserve. $6,900,000.00 as a reserve to pay the interest as it accrues on the Loan (“Interest Reserve”).

No interest shall accrue or be payable to Lender by Borrower on any such Reserve prior to its disbursement. If a Reserve shall be entirely disbursed, but the costs or expenses for which that Reserve have been established shall not have been fully paid and provided for, Lender shall have the right to hold back from any further disbursement of Loan proceeds funds sufficient to reestablish those Reserves in amounts sufficient in Lender’s reasonable judgment to provide for those costs and expenses thereafter. If in doing so the total of remaining Project Costs will exceed the Loan proceeds remaining to be disbursed, Borrower shall upon notice from Lender deposit with Lender within ten (10) days thereafter additional Owner Equity in an amount sufficient to fund the Reserves in the amount of the resulting deficiency as determined by Lender. Lender shall have no obligation to disburse a Reserve (i) if an Event of Default has occurred and is continuing hereunder, or (ii) to disburse a Reserve for any other purpose or to any Person other than for which the Reserve was established; provided if an Event of Default has occurred, the Lender may disburse any Reserve in its discretion to the payment of the Loan or to any Project Cost as it may decide. Borrower hereby grants to Lender a first security interest in the Reserves. Upon exhaustion of a Reserve, and if further costs are foreseeable Borrower shall deposit with the Lender as additional Owner Equity sums sufficient to replenish the Reserves. It is not the intent to disburse the Reserves at the opening of the Loan but rather amounts held in reserve shall be disbursed from time to time as required in increments as needed to satisfy the item for which the Reserve has been established. At Lender’s option disbursements from any Interest Reserve or Debt Service Reserve Account will be disbursed directly to Lender on a monthly basis as interest or Debt Service on the Loan becomes due and payable and Lender is automatically authorized to draw upon the reserve each month in the amount of Debt Service on the Loan then due and payable without the requirement of a Request for Advance or other draw certification by the Borrower.

3.2                                 Debt Service Reserve Account. Beginning with the first month of the Term Phase and monthly thereafter, seventy-five percent (75%) of Project Free Cash Flow up to an aggregate amount of $7,000,000.00 shall be deposited into a Debt Service Reserve Account to be maintained with Lender. Thereafter, at any time as the amount on deposit in the Debt Service

Reserve Account is less than $7,000,000.00 one hundred percent (100%) of Project Free Cash Flow shall be deposited into the Debt Service Reserve Account until the reserve is restored to the aforesaid $7,000,000.00. As and when a Debt Service payment is due on the Loan and EBITDA from the Premises is insufficient in the judgment of Lender to pay the then required Debt Service payment in accordance with the terms of the Note the Lender shall withdraw from the Debt Service Reserve Account for credit to its account the difference between EBITDA and the amount of the then due Debt Service payment on the Note. Lender shall have no obligation to disburse any portion of the Debt Service Reserve Account (i) if an Event of Default has occurred and is continuing under the Loan Documents, or (ii) to disburse any of the Debt Service Reserve Account for any other purpose or to any other person other than for which the Debt Service Reserve Account was established, provided if an Event of Default has occurred, the Lender may disburse any of the Debt Service Reserve Account in its discretion to the payment of the Loan in such order and selection as Lender may elect. Such application by the Lender may be made without the requirement of any consent by or notice to the Borrower. Lender shall provide to Borrower within ten (10) days after each such payment its advice that it has so made such payment and the amount of such payment. Notwithstanding the foregoing, Borrower recognizes and acknowledges that its obligation to pay the required Debt Service is absolute and unconditional and is not dependent upon sufficient deposits being available to make payment and nothing herein shall be construed to negate or modify the Borrower’s absolute and unconditional obligation to pay the Loan in accordance with the terms and conditions of the Note.

3.3                                 FF&E Reserve. Beginning with the first month of the second year of the Term Phase and monthly thereafter the monthly sum of $50,000.00 shall be funded into an interest-bearing reserve account (said interest to be for the account of Borrower) the proceeds of which are to be available for capital expenditures in the replacement of machinery and equipment in the Project.

3.4                                 Disbursement of Excess Reserves. Any unexpended Construction Contingency and Interest Reserves that are not disbursed by Final Completion shall (i) first be disbursed in order of priority (a) to reimburse the Borrower for increased Project Costs above the Project Costs itemized in the Budget and incurred by the Borrower in the construction of the Project and paid in cash by the Borrower and (b) any excess remaining shall be disbursed and paid into the Debt Service Reserve Account.

3.5                                 Tax Escrows. Beginning with the first month of the Term Phase and monthly thereafter, Borrower shall deposit with the Lender, or at Lender’s request, with its servicing agent, on the first day of each and every month as a deposit to pay Impositions accruing against the Project:

(a)                      Initially a sum such that the amounts to be deposited pursuant to (b) next and such initial sum shall equal the estimated Impositions for the next due payment; and

(b)                     Thereafter, monthly an amount equal to one-twelfth (l/12th) of the estimated annual Taxes due on the Premises.

Lender will, upon the presentation to the Lender by the Borrower of the bills therefor, pay the Taxes from such deposits or will upon presentation of receipted bills therefor, reimburse the Borrower for such payments made by the Borrower. In the event the deposits on hand shall not be sufficient to pay all of the estimated Impositions when the same shall become due from time to time, or the prior deposits shall be less than the currently estimated monthly amounts, then the Borrower shall pay to the Lender on demand any amount necessary to make up the deficiency. The excess of any such deposits shall be credited to subsequent payments to be made for such items. If an Event of Default shall occur, the Lender may, at its option, without being required so to do, apply any deposits on hand to the prepayment of the Principal Balance of the Loan, in such order and manner as the Lender may elect. When the Loan has been fully paid any remaining deposits shall be returned to the Borrower as its interest may appear. All deposits are hereby pledged as additional security for the Loan, shall be held for the purposes for which made as herein provided, may be held by Lender or its servicing agent and may be commingled with other funds of the Lender, or its servicing agent, shall be held in an interest bearing account of Lender’s choice and shall not be subject to the decision or control of the Borrower. Neither Lender nor its servicing agent shall be liable for any act or omission made or taken in good faith. In making any payments, Lender or its servicing agent may rely on any statement, bill or estimate procured from or issued by the payee without inquiry into the validity or accuracy of the same. If the taxes shown in the tax statement shall be levied on property more extensive than the Premises, then the amounts escrowed shall be based on the entire tax bill and Borrower shall have no right to require an apportionment and Lender or its servicing agent may pay the entire tax bill notwithstanding that such taxes pertain in part to other property and the Lender shall be under no duty to seek a tax division or apportionment of the tax bill.

4.
SECURITY INTEREST

4.1                                 Grant of Security Interest. To secure the prompt payment and performance of the Loan and the Obligations of the Borrower hereunder the Borrower hereby grants a continuing security interest in and Lien upon all assets of Borrower, including all of the following Collateral, whether now owned or hereafter acquired, and wherever located:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Commercial Tort Claims;

(iv)                              all Deposit Accounts;

(v)                                 all Documents;

(vi)                              all Equipment

(vii)                           all General Intangibles;

(viii)                        all Goods;

(ix)                                all Instruments;

(x)                                   all Intellectual Property;

(xi)                                all Intellectual Property Rights;

(xii)                             all Inventory;

(xiii)                          all Investment Property;

(xiv)                         all Letter-of-Credit Rights;

(xv)                            all Supporting Obligations;

(xvi)                         all monies, whether or not in the possession or under the control of Lender, or a bailee of Lender, including any Cash Collateral;

(xvii)                      all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xviii)                   all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

4.2                                Lien on Deposit Accounts; Cash Collateral.

(a)                                  Deposit Accounts. To further secure the prompt payment of the Loan and performance of all obligations hereunder, Borrower hereby grants to Lender a continuing security interest in and Lien upon all of such Borrower’s right, title and interest in and to each Deposit Account of Borrower and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked accounts or in any accounts into which such sums are swept. Prior to the occurrence of an Event of Default, Borrower shall direct each bank or other depository to deliver to the account of Borrower, on a daily basis, all balances in each Deposit Account maintained by Borrower with such depository. At all times after the occurrence of an Event of Default, the Lender may direct each bank or other depository to deliver to Lender, on a daily basis, for application to the Obligations then outstanding, all available balances in each Deposit Account maintained by Borrower with such depository. Borrower irrevocably appoints, at all times after the occurrence of an Event of Default, Lender as Borrower’s attorney in fact to collect such balances to the extent any such delivery is not so made. Borrower waives the right at all times after the occurrence of an Event of Default to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Lender deems advisable.

(b)                                 Certain After-Acquired Collateral. Borrower shall promptly notify Lender in writing if, after the Loan Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights

and, upon Lender’s request, shall promptly execute such documents and take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or lien waivers. If any Collateral is in the possession of a third party, at Lender’s request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

4.3                                Administration of Inventory.

(a)                                 Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may request. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each inventory or physical count.

(b)                                Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender. Promptly upon request, Borrower shall deliver to Lender evidence of its ownership or interests in any Equipment.

(c)                                 Dispositions of Equipment. Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

4.4                                 Business Purpose. Any Collateral installed in or used in the Premises are to be used by the Borrower solely for Borrower’s business purposes and such Collateral will be kept on the Premises and will not be removed therefrom without the consent of the Lender and may be affixed to such buildings but will not be affixed to any other real estate excepting in the case of Inventory those Goods which are securely stored off site with a bailee or supplier with appropriate collateral access agreements/warehouse receipts issued in the Borrower’s name with scheduled insurance against loss, theft or damage and for which title rests in Borrower free of liens and claims.

4.5                                 Remedies Not Cumulative. The exercise of any one or more of the remedies provided for under the UCC shall not be construed as a waiver of any of the other rights of the Lender including having any Collateral deemed part of the realty upon any foreclosure thereof. If notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten

(10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Lender. Neither the grant of a security interest pursuant to this Agreement nor the filing of a financing statement pursuant to the UCC shall ever impair the stated intention of this Agreement that all Collateral at all times and for all purposes and in all proceedings both legal or equitable shall be regarded as part of the real property mortgaged under the Mortgage irrespective of whether such item is physically attached to the real property or any such item is referred to or reflected in a financing statement. Borrower will on demand deliver all financing statements that may from time to time be required by Lender to establish, perfect and continue the priority of Lender’s security interest in the Collateral and shall pay all expenses incurred by Lender in connection with the renewal, continuation or extensions of any financing statements executed in connection with the Premises; and shall give advance written notice of any proposed change in Borrower’s name, identity or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements that Lender may require to establish and perfect the priority of Lender’s security interest.

4.6                                 Notification of Account Debtors and Other Obligors. Upon an Event of Default the Lender may at any time notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

4.7                                 Assignment of Insurance. As additional security for the payment and performance of the Loan, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

4.8                                 License. Without limiting the generality of any other Loan Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) producing Ethanol, DDGS and CO2 from the Plant and (b) selling, leasing or otherwise disposing of any or all Collateral.

4.9                                 Financing Statements. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic, or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

Millennium Ethanol, LLC
300 North Broadway
Marion, South Dakota 57043

Name and address of Secured Party:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, MN 55402

4.10                           Collateral. This Agreement does not contemplate a sale of Accounts, Contract Rights or Chattel Paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

5.
INSURANCE AND BONDS

5.1                                 Insurance. Borrower shall obtain and shall continuously maintain thereafter, the following Required Insurance in forms of coverage and with insurers/sureties acceptable to Lender:

(a)                                  During the Period of any Construction Activity:

(i)                                     Builder’s Risk Insurance - Builder’s Risk Insurance covering all risk of direct physical loss or damage including but not limited to flood and earth movement written on a completed value basis, non-reporting form, to cover the loss of or damage to property incident to the Work, naming Borrower, each Contractor and Subcontractors of all tiers as co-insureds. Such Builder’s Risk Insurance shall insure Lender, Borrower, Borrower’s Engineer, the Lender, the Lender’s Independent Engineer, each Contractor and Subcontractors of all tiers, against physical loss of or damage to the Work and to all Equipment and other tangible materials and property incorporated or to be incorporated into the Plant on an all-risk/replacement value basis. The Builder’s Risk Insurance shall also cover on an all-risk basis at not less than replacement value all Equipment not at the Plant Site and in transit. Prior to the First Advance, Borrower shall provide Lender with a copy of the Builder’s Risk Insurance policy with a mortgagee loss payee waiving subrogation and providing that such Builder’s Risk Insurance shall not be cancelled or materially changed without thirty (30) days’ written notice to Lender.

(ii)                                  Contractor’s Liability. Contractor’s Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

aa.                                 $2,000,000.00 general aggregate - Bodily Injury and/or Property Damage for each occurrence.

ba.                                $2,000,000.00 general aggregate - Products and Completed Operations Aggregate for each occurrence.

ca.                                 $1,000,000.00 combined single limit - Automobile Liability for each occurrence.

da.                                $1,000,000.00 but not less than statutory minimums - Worker’s Compensation Coverage.

(iii)                               Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

(iv)                              $5,000,000.00 General Aggregate

(v)                                 $5,000,000.00 Products/Completed Operations Aggregate

(vi)                              $5,000,000.00 Each Occurrence

(b)                                 Upon Final Completion and thereafter:

(i)                                     Property/Casualty. Insurance providing the following coverages:

aa.                                 All risk/open perils special form property insurance with extended coverages including any building contents, sprinkler coverage, Contingent Operations of Building Laws/Ordinance or Law Endorsement (including demolition cost, loss to undamaged portions of any buildings and increased cost of construction) with limits of 100% replacement cost;

bb.                               Insurance against loss or damage from i) leakage of sprinkler systems and ii) explosion of steam boilers, ethanol production equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any improvements on the Premises and including broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment (including electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) located in, on or about the Premises and any improvements thereon in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing the same;

cc.                                 Flood insurance if any part of the Premises now (or subsequently determined to be) is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and amendment or successor act thereto);

dd.                               Blanket Business Income insurance written on an Agreed Amount Valuation equal to (i) the greater of 12 months loss of income or (ii) $25,000,000.00; and

ee.                                 “All Risks” coverage for personal property of Borrower, including coverage for raw material and Inventory including loss to stored Ethanol, DDGS and WDDGS and other raw material at replacement cost valuation. In addition, coverage is to be provided for the property of others for which Borrower is responsible for full replacement cost valuation without depreciation.

(ii)                                  Owner’s GCL Liability. Owner’s Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

aa.                                 $1,000,000.00 Bodily Injury and/or Property Damage for each occurrence and $2,000,000.00 general aggregate.

bb.                               $1,000,000.00 combined single limit Automobile Liability for each occurrence.

cc.                                 $500,000.00 but not less than statutory minimums Worker’s Compensation Coverage.

(iii)                            Employee Benefit Liability. Employee Benefit Liability Coverage with the following limits of coverage:

aa.                                 $500,000.00 Employee’s Benefit Liability - each claim.

bb.                               $500,000.00 Employee’s Benefit Liability - Aggregate.

(iv)                              Combination Crime. Combination Crime coverage for employee dishonesty.

aa.                                 $500,000.00 Loss of Money, Securities and Other Property.

bb.                               $500,000.00 Forgery, Alteration of Checks, Drafts, Notes.

cc.                                 $500,000.00 Computer Fraud resulting in loss of money.

(v)                                 Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

aa.                                 $5,000,000.00 for Bodily Injury and Property Damage – Each Occurrence.

bb.                               $5,000,000.00 for Bodily Injury and Property Damage – Aggregate.

(vi)                              Other Coverages. Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, under prudent ethanol production practices, are from time to time insured against for property and facilities similar in nature, use and location to the Project which the Lender may reasonably require and which is obtainable at commercially reasonable rates.

Such policies shall include pollution and contamination coverage for bodily injury and property damage arising from the ownership, operation, transportation, handling, storage, disposal, dumping, processing and treatment of waste and will provide for control, monitoring, remediation and clean up costs due to seepage, pollution, contamination of environmental liabilities of any kind whether on land or water. Time Element Pollution Coverage is also to be provided.

5.2                                 Performance and Payment Bonds. Prior to the First Advance of Loan Funds Borrower shall provide a Performance Bond and Payment Bond each in the full Contract Price, fully paid for and in form and content acceptable to Lender and written by a Surety acceptable to Lender and naming the Lender as a dual oblige under an acceptable dual obligee rider with evidence of payment in full of the premium for the Bond furnished to Lender.

5.3           Insurance Policy Requirements. Maximum deductible on all coverages and policies shall be no greater than $100,000.00. The insurance carrier must be rated A, Class X, or better, by Best’s Rating Service. Such insurance policies shall be written on forms and with insurance companies satisfactory to Lender, with the exception of Professional Liability Coverage, shall be written on an “occurrence basis,” shall be in amounts sufficient to prevent the Borrower from becoming a co-insurer of any loss thereunder, shall insure the Lender as a first mortgagee under a standard mortgagee clause and shall name Lender as an “additional insured” on all required liability coverages and policies. The Borrower shall, within thirty (30) days prior to the expiration of any such policy, deliver other original policies of the insurer evidencing the renewal of such insurance together with evidence of the payment of current premiums therefor. Any vacancy, change of title, tenant occupancy or use, physical damage, additional improvements or other factors affecting any insurance contract must be reported to the Lender immediately. An original or certified copy of each policy is required upon renewal. If no such copy is available, Lender will accept a binder for a period not to exceed ninety (90) days. All binders, certificates of insurance, and original or certified copies of policies must name Borrower as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agent.

5.4           Waiver of Subrogation. All Required Insurance will provide for waivers of subrogation in favor of Borrower and the Lender, will not be cancelable without at least sixty (60) days’ prior written notice to Lender (except for 10 days’ notice for non-payment of premium), and all third party liability policies will name Borrower and the Lender as additional insureds (except in the case of worker’s compensation insurance). Insurance protecting Project assets and revenues (property, equipment, business interruption, etc.) will name the Lender as the first loss payee/mortgagee. All liability insurance maintained by any Contractor will provide a severability of interest or cross-liability clause and will be primary and not excess to or contributing with any insurance or self-insurance maintained by Borrower or the Lender.

5.5           Annual Certificates. On each anniversary of the Loan Closing Date, Borrower will furnish to Lender evidence of insurance, in the form of binders, cover notes or certificates of insurance evidencing all coverages in place and certify (A) that all premiums are paid or current to date and (B) that Borrower is in compliance with all provisions in this Agreement relating to Required Insurance. Borrower will provide the Lender with copies of all insurance policies and certificates and other information that the Lender may reasonably request in writing with respect to the Required Insurance or the providers thereof and, without any requirement of request by the Lender, will provide the Lender with copies of all replacement policies within 15 days of receipt of such policies by Borrower.

5.6           Collection of Proceeds. Borrower shall give the Lender prompt notice of any damage to or destruction of the Premises and in case of any covered loss, the Lender is hereby authorized at its option to settle and adjust any claim arising out of such coverage and collect and receipt for the proceeds payable therefrom (“Proceeds”), provided, that the Borrower may itself adjust and collect for any losses payable under an insurance policy and arising out of a single occurrence aggregating not in excess of Five Hundred Thousand and no/l00 Dollars ($500,000.00). Any expense incurred by the Lender in the adjustment and collection of Proceeds (including the cost of any independent appraisal of the loss or damage on behalf of Lender) shall be reimbursed to the Lender first out of any Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any coverage or other Proceeds payable to it and shall pay all reasonable expenses of Lender in participating in any loss adjustments (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender, if reasonably necessary to facilitate adjustment of a loss).

5.7           Self-Help. In the event the Borrower fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including, but not limited to, the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to, the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

5.8           Lender to Make Proceeds Available Under Certain Circumstances. In the event of an insured casualty to the Project which results in a destruction of not more than twenty-five percent (25%) of the Project (“Casualty”) and provided no Event of Default shall have occurred which has not been cured to Lender’s satisfaction, the Lender agrees to make the insurance proceeds payable from such event, as the case may be (“Proceeds”), available to the reconstruction and restoration of the Project (“Restoration”) under the following conditions:

(a)                                  The Project can be restored to a fuctioning ethanol production Project capable of producing to the Minimum Performance Criteria and the same value after Restoration (as determined by an appraisal acceptable to Lender) as that prior to the Casualty.

(b)                                 The ratio of Debt Service to Net Income after Restoration is at least equal to that which existed immediately prior to the Casualty.

(c)                                  The Proceeds are sufficient to complete such Restoration or the Borrower deposits with Lender in cash prior to commencing Restoration the difference between the approved cost of Restoration and the Proceeds.

(d)                                 Lender shall be provided with (i) complete Plan Documents for the Restoration prepared by a licensed architect in the jurisdiction where the Project is situate which shall be acceptable to Lender in the exercise of its reasonable business judgment; (ii) a project budget itemizing the total cost to be incurred in completing the Restoration; (iii) a fixed cost contract at an agreed stipulated sum with an acceptable contractor agreeing to furnish all labor and materials necessary to complete the Restoration; (iv) a sworn construction statement of contractor with schedule of values attached itemizing the work to be done by line item, subcontractor or materialman and dollar value of the line item on AIA Form G701 or equivalent; and (v) assignments of the architect’s and contractor’s contracts to Lender together with their consent to assignment to the Lender.

(e)                                  Requests for disbursement of Proceeds shall be made not more frequently than once a month pursuant to AIA Form G702/703 for Restoration work completed and in place and in accordance with prudent construction lending requirements including (i) a retainage by Lender from each disbursement of ten (10%) percent of the disbursement requested, (ii) itemized draw requests approved by the Design Professional and an inspector acceptable to Lender and (iii) Unconditional Lien Waivers for the work done. At Lender’s election the Proceeds shall be disbursed through the title insurer having issued the Lender’s Title Policy who shall act as disbursing agent under an acceptable disbursing arrangement which among other things shall require a downdate endorsement through each disbursement downdating coverage on the Lender’s Title Policy to date of disbursement with no additional exceptions including so-called mechanic and materialman’s liens.

(f)                                    The Proceeds shall be held by Lender in an interest bearing account of its choice.

(g)                                 No Event of Default shall exist at the time of each disbursement. If such Event of Default exists, then at the election of the Lender the Proceeds may be applied to the prepayment of the Loan.

(h)                                 The Borrower shall pay any actual expenses Lender incurs including attorney’s fees, fees of any other professionals retained including its inspecting architect/engineer, any escrow expenses and any costs and expenses for title insurance and Title’s disbursement charges.

(i)                                     The Business Interruption insurance policy remains in full force and effect and the insurer is making payments sufficient to pay (aa) all Debt Service, (bb) Taxes, (cc) payroll expenses, and (dd) extra expenses incurred.

(j)                                     Any Restoration must in the opinion of Lender’s retained Inspecting Engineer be susceptible of being completed within six (6) months prior to the Maturity Date and Lender is presented with a construction contract with completion date of not later than said date.

Any surplus which may remain after payment of all costs of Restoration or repair may at the option of the Lender be applied on account of the Principal Balance of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

6.
CONDEMNATION

6.1           Condemnation. Borrower shall give the Lender prompt notice of any actual or threatened condemnation or eminent domain proceedings affecting the Premises and hereby assigns, transfers, and sets over to the Lender the entire proceeds of any award or claim for damages or settlement in lieu thereof for all or any part of the Premises taken or damaged under such eminent domain or condemnation proceedings, the Lender being hereby authorized to intervene in any such action and to collect and receive from the condemning authorities and give proper receipts and acquittances for such proceeds. Borrower will not enter into any agreements with the condemning authority permitting or consenting to the taking of the Premises or agreeing to a settlement unless prior written consent of Lender is obtained. Any expenses incurred by the Lender in intervening in such action or collecting such proceeds, including reasonable attorney’s fees, shall be reimbursed to the Lender first out of the proceeds. The proceeds or any part thereof shall be applied upon or in reduction of the Loan then most remotely to be paid, whether due or not, without the application of any prepayment premium, or to the restoration or repair of the Premises, the choice of application to be solely at the discretion of Lender.

6.2           Disbursement of Condemnation Proceeds. Any restoration or repair shall be done under the supervision of an architect acceptable to Lender and pursuant to plans and specifications approved by the Lender. In any case where Lender may elect to apply the proceeds to repair or restoration or permit the Borrower to so apply the proceeds they shall be held by Lender in an interest bearing account of its choice for such purposes and will from time to time be disbursed by Lender to defray the costs of such restoration or repair under the same procedures as use of casualty insurance provides for Restoration. Borrower shall on demand deposit with Lender any sums necessary to make up any deficits between the actual cost of the work and the proceeds and provide such lien waivers and completion bonds as Lender may reasonably require. Any surplus which may remain after payment of all costs of restoration or repair may at the option of the Lender be applied on account of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

7.
REPRESENTATIONS AND WARRNTIES OF THE BORROWER

7.1           Validity of Loan Documents. The Loan Documents grant to Lender a valid and enforceable first lien and security interest in the Project.

7.2           Priority of Lien on Equipment. No chattel mortgage, bill of sale, security agreement, financing statement, or other title retention agreement (except those executed in favor of Lender) has or will be executed with respect to any Equipment used in conjunction with the construction, operation or maintenance of the improvements.

7.3           Conflicting Transactions of Borrower. The consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under the

Organizational Documents, any mortgage, lease, bank loan or credit agreement, or other instrument to which Borrower is a party or by which it may be bound or affected.

7.4           Legal Status of Borrower. Borrower is a duly organized limited liability company validly existing and in good standing under the laws of the State of South Dakota and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to construct, equip, own and operate the Project and to execute, deliver and perform this Agreement and the other Loan Documents to which Borrower is a party; all consents required of the ownership of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly adopted and are in full force and effect; and this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower and are the valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

7.5           Pending Litigation. Excepting an Appeal from the judgment in the Turner County Litigation there are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting it, or the Premises, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any Governmental Authority, except actions, suits and proceedings which are fully covered by insurance or which, if adversely determined would not substantially impair the ability of Borrower to perform each and every one of its obligations under and by virtue of the Loan Documents; and to the Borrower’s knowledge the Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

7.6           Violations of Governmental Law, Ordinances or Regulations. Borrower has no knowledge of any violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the State in which the Premises are located or any municipal department or other governmental authority having jurisdiction affecting the Premises, which violations in any way relate to or affect the Premises.

7.7           Compliance with Zoning Ordinances, Regulatory Approvals, Governmental Requirements. The Plan Documents, the Work and construction pursuant thereto and the use of the Premises contemplated thereby comply and will comply with all Governmental Requirements, Regulatory Approvals, Archeological Conditions, Environmental Laws, equal employment regulations, any private covenants affecting the Project, and appropriate supervising boards of fire underwriters and similar agencies and all Approvals to the construction of the Project have been obtained or will be obtained prior to the First Advance.

7.8           Availability of Utilities. All utility services necessary for the operation of the Plant and necessary to meet the Performance Guarantee Criteria including natural gas, electricity, water supply, waste water discharge, energy and communications facilities are available at the Premises or will be made available to the Premises prior to completion of construction of the Improvements at standard utility rates and hook-up charges.

7.9           Permits. All applicable Preconstruction Permits required for the construction of the Project have been or will be issued prior to the First Advance and upon issuance will be in full force and effect and all Post Construction Permits required for the maintenance and operation of the Project are available from the Governmental Authorities and will be issued and paid for prior to the Start-Up.

7.10         Operating Agreements. All Operating Agreements have been executed and are in full force and effect.

7.11         Condition of Premises. The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty, or subject to any condemnation action or exercise of eminent domain by a Governmental Authority.

7.12         Final Plan Documents. Final Plan Documents have not yet been fully prepared or finalized. However, the Scope of the Work is sufficiently detailed to provide a firm Contract Price and has met all Approvals to date. Final and expanded Plan Documents will be developed and Approvals met prior to the first Advance of Loan Funds. As and when such Plan Documents are made available, copies of the same shall be provided to the Lender and its Inspecting Engineer for its review and approval. The Work to be done pursuant to such final and expanded Plan Documents will not allow the Design Builder to claim a change in the Contract Price. Excepting for Minor Changes, no changes are to be made in the Plan Documents as so approved without required Approvals; provided the Design Builder shall have the right, upon prior notice to Borrower and Lender, at any time during the performance period of Design Build Agreement to carry out, free of charge to Borrower, such modifications to the Work which Fagen deems in its reasonable judgment necessary for technical reasons, in order to meet the Performance Guarantee Criteria or to otherwise comply with its obligations under Design Build Agreement; provided that any Work or Materials or Equipment to be modified will not be replaced by Work or Materials or Equipment of inferior quality than called for in the original design.

7.13         Construction Contract(s). Borrower will permit no default to exist under each Construction Contract when issued and the Borrower will perform its obligations under each Construction Contract when issued and cause the Contractor to perform its obligations thereunder. Borrower will cause each Contractor to promptly furnish Lender with the complete list of all Sub-contractors or entities which the Contractor proposes to engage to furnish labor and/or materials in constructing the Project and will from time to time furnish Lender with true copies of all Major Contract(s).

7.14         Brokerage Commissions. Borrower has independently engaged the services of Scofield & Associates, Inc., (“Financial Advisor”) to obtain the Loan. Borrower agrees to pay the fees and expenses of the Financial Advisor and shall indemnify Lender from any liability, claims or losses arising by reason of the Financial Advisor or any other broker claiming a fee or commission due in connection with the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists. The Budget accurately sets forth all amounts due such engaged Brokers and Borrower represents and warrants to the Lender that no other brokerage commissions are due in connection with the transaction contemplated hereby.

7.15         Prior Work. No Work has been commenced or will be commenced prior to the Loan Closing Date and recording of the Loan Documents unless approved by Title under a “prior start agreement” under which the first lien status of the Mortgage is specifically insured over liens for all Work and Materials furnished or to be furnished to the Project. Except for Work commenced under such “prior start agreement”, no work or construction has been commenced or will be commenced by or on behalf of Borrower on the Premises, nor has Borrower entered into any contracts or agreements for such work or construction which could result in the imposition of a mechanic’s or materialmen’s lien on the Premises or the Project or constitute a “first item of work” to which any subsequent work on the Project may “tack” or which may result in the assertion or perfection of a Lien prior to or on parity with the lien of the Mortgage.

7.16         Environmental Impact Statement. All required environmental impact statements as required by any Governmental Authority have been duly field and approved.

7.17         Access. The Premises directly front on a publicly maintained road or street and have legal access to the same through governmentally approved curb cut permits. No access permits are required.

7.18         Hazardous Representations. The Borrower represents that, to the best of its knowledge following due inquiry as a duly diligent property owner, (i) the Premises has been, now is and will in the future be free from contamination by Hazardous Substances excepting (A) immaterial quantities of Hazardous Substances leaked or spilled inadvertently from the operation of the Plant and which are reported in accordance with all Environmental Laws and remediated in accordance with Environmental Laws and (B) immaterial quantities of substances customarily and prudently used in the operation, cleaning and maintenance of the Premises in accordance with any applicable law), (ii) no release of any such Hazardous Substance has occurred on or about the Premises or into adjoining lands or the environment, (iii) that the Premises currently complies, and will comply based on its current and anticipated use, with all current Environmental Laws, (iv) that, in connection with the ownership, operation, and use of the Premises, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Substances, (v) that there is not presently at this time any non-remediated past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to the discharge of Hazardous Substances or violation of Environmental Laws on from or about the Premises, and (vi) there are not to the best of Borrower’s knowledge any underground storage tanks currently existing or to the extent such underground storage tanks are existing they are registered under the required Environmental Laws and do not contain any leakages, and (vii) Borrower has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning (A) the existence of Hazardous Substances on the Premises or in the immediate vicinity, (B) the transportation, releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Premises or from the Premises into the environment, waters or adjacent lands or (C) violation of Environmental Laws.

7.19         Flood Plain. The Premises are not located in a 100 Year Flood Plain as depicted on any FIRM Maps or as determined by the Federal Emergency Management Agency (“FEMA”).

7.20         Status of Borrower. Neither Borrower nor any controlling interest in Borrower (if an entity) is insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) and will not be rendered insolvent (as such term is defined in Section 101(32) of the

Bankruptcy Code, as amended) by execution of this Agreement, the Note or any other Loan Documents or consummation of the transactions contemplated thereby.

7.21         Licensing. To the best knowledge of Borrower, Design Builder, the Other Contractors, and all Design Professionals hold valid professional licenses as contractor and architect/engineer, respectively, where required as a condition to performing their duties.

7.22         Purchase of Materials Under Conditional Sales Contract. No Materials, Equipment, or any other part of the Improvements, or articles of Materials or Equipment to be placed in the Project, have been or will be purchased or installed under any security agreement, title retention agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Work unless authorized by Lender in writing.

7.23         Office of Foreign Asset Control. Borrower represents and warrants that neither Borrower or any of its respective Affiliates is a Prohibited Person and Borrower and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. At all times throughout the term of the Loan, Borrower and all of its respective Affiliates shall: (i) not be a Prohibited Person (defined below); and (ii) be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

The term “Prohibited Person” shall mean any person or entity:

(i)                                     listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)                                  that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)                              who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                                 that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac, or at any replacement website or other replacement official publication of such list; or

(vi)                              who is an Affiliate of or affiliated with a person or entity listed above; or

(vii)                           who is a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii).

The term “Affiliate,” as used herein, shall mean as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

7.24         Intellectual Property Rights.

(a)                                  Owned Intellectual Property. Attached as Exhibit “F” is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Exhibit “F”, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)                                 Intellectual Property Rights Licensed from Others. Exhibit “E” also contains a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Exhibit “F” and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Exhibit “F”, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)                                  Other Intellectual Property Needed for Business. Except as disclosed on Exhibit “F”, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(d)                                 Infringement. The Borrower has no knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

7.25         Electrical Supply Agreements. The Electrical Supply Agreements as currently delivered are in negotiated form and subject to the Borrower substituting an alternative Utility Provider acceptable to Lender the Borrower will cause the same to be executed and delivered prior to the First Advance and upon execution will cause the Utility Provider to perform its obligations thereunder all to the end that the Electrical Supply Utility Provider will perform all obligations on the part of the Utility Provider under the Electrical Supply Agreement and the Utility Provider will have no defenses, setoffs, or counterclaims against its obligation to construct the Electrical Supply System.

7.26         Water Supply Agreements. The Water Supply Agreements currently delivered are in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and cause the Utility Provider to perform its obligations thereunder. Excepting the obligation to construct the Water Supply System all obligations on the part of the Utility Provider under the Water Supply Agreement have been or will be fully complied with and the Utility Provider has no defenses, setoffs, or counterclaims against its obligation to construct the Water Supply System. The Borrower shall cause to be paid to the Utility Provider “Millennium’s Capital Contribution” as required pursuant to the Water Treatment Plant Financing Agreement and to pay the Contractors utilized in the construction of the Project.

7.27         Natural Gas Supply Agreements. The Natural Gas Supply Agreements are in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and cause the Utility Provider to perform its obligations thereunder. Excepting the obligation to construct the Natural Gas Supply System all obligations on the part of the Utility Provider under the Natural Gas Supply System have been or will be fully complied with and the Utility Provider has no defenses, setoffs, or counterclaims against its obligation to construct the Natural Gas Supply System.

7.28         Project Documents. The Project Documents executed by Borrower on or prior to the Loan Closing Date or to which Borrower is otherwise a party include all agreements required for the development, construction, ownership and operation of the Project, other than those agreements that the Lender does not require to be in place on the Loan Closing Date and that the Lender is satisfied, on the basis of evidence provided by Borrower, will be obtainable and entered into in the ordinary course of business prior to the time required, and such Project Documents conform in all material respects with the requirements necessary to construct, maintain and operate the Project and are sufficient to permit the Project to operate in a manner that will not violate the Approvals or the Project’s normal operating parameters.

7.29         Approvals. All Approvals necessary for the construction and operation of the Project and the performance by Borrower and the Project Parties of all of their obligations under the Project Documents in effect on the Loan Closing Date have been obtained except for those that are obtainable only at a later stage and which the Lender is satisfied, on the basis of evidence provided by Borrower, will be obtainable in the ordinary course of business prior to the time required, and all obtained Approvals are in full force and effect, not subject to any onerous or unusual condition and are satisfactory to the Lender in its sole discretion.

7.30         Major Project Documents. As of the First Advance the Major Project Documents will have been duly and validly executed and delivered by the parties thereto, are in full force and effect and have not been amended, modified, supplemented or terminated. The copies of all Major Project Documents provided to the Lender by Borrower are true, correct and complete. Borrower has or will have other enforceable agreements or other satisfactory arrangements that ensure the availability, on commercially reasonable terms, of all feedstock, utilities, transportation, facilities, infrastructure, interconnections, materials and services necessary for the design, construction, ownership, operation and maintenance of the Project as contemplated by the Documents.

7.31         Project Budget. As of the Loan Closing Date, the Project Budget (i) has been prepared with due care, (ii) is complete in all material respects and fairly presents Borrower’s good faith expectations as at the date of such document as to the matters covered thereby and (iii) is based on reasonable assumptions as to the factual and legal matters material to the estimates therein. The Project Budget accurately specifies and describes all material Project expenses.

7.32         Not a Regulated Entity. Borrower is not (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

7.33         Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

7.34         Plan Assets. Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of the Loan gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

8.
COVENANTS OF BORROWER

8.1           Site. Borrower holds marketable fee simple title to the Premises subject only to the Permitted Exceptions and shall execute and deliver or cause to be executed and delivered such instruments as may be required by the Lender and Title to provide Lender with a valid first lien on and security interest in the Premises subject only to the Permitted Exceptions.

8.2           Start of Work. Construction of the site grading shall be commenced within thirty (30) days of the date of this Agreement. A Notice to Proceed will be delivered to Design Builder not later than the time and in the manner required by the Design Build Agreement but not later than thirty (30) days after (i) issuance of a final judgment on the Appeal or (b) expiration of any Appeal Rights. Borrower shall diligently pursue construction of the Project to completion, and supply such moneys and perform such duties as may be necessary to complete the construction of the Project pursuant to the Contract Documents and in full compliance with all terms and conditions of this Agreement all of which shall be accomplished on or before the Substantial Completion Date (subject to extensions to the First Extended Date and the Second Extended Date if the Appeal is filed and the respective First Extension Fee and Second Extension Fee are paid) and without Liens, claims or assessments (actual or contingent) asserted against the Premises for any material, labor or other items furnished in connection therewith, and all in full compliance with all Governmental Requirements, evidence of satisfactory compliance with all of which Borrower will provide to Lender upon request therefor by Lender. Borrower agrees to hold harmless and indemnify the Lender from any claimed or threatened Lien against the Premises.

8.3           Plan Documents. As Plan Documents are developed, Borrower shall cause copies to be furnished to Lender and its Inspecting Engineer, for their review and approval. It is understood that such review and approval is solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.4           Contest of Impositions, Liens and Levies. Borrower shall keep the Premises free from any Lien and upon the assertion of a claim of Lien or the filing of a Lien against the Premises, the Borrower shall cause the same to be immediately discharged and removed, provided Borrower shall not be required to pay, discharge or remove any Lien so long as the Borrower shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the Lien so contested and the sale of the Premises, or any part thereof, to satisfy the same and the existence of such Lien shall not delay or hinder the construction of the Improvements and provided that the Borrower shall have given such reasonable security as may be demanded by the Lender and Title to protect the Premises, and the Lender’s interest therein, if any such Lien is determined adverse to such interests. The Borrower shall promptly after final determination of the validity of any such Lien, pay the amount adjudicated due together with all interest and penalties which may be payable in connection therewith. Notwithstanding these provisions Borrower shall (and if Borrower shall fail so to do, Lender, may but shall not be required to) pay any such Lien notwithstanding such contest if in the reasonable opinion of the Lender, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed or construction of the Project is delayed or hindered.

8.5           Surveys. Prior to the Loan Closing Date, Borrower shall furnish to Lender three copies of a current “Spotted” land survey of the Premises prepared by a reputable, registered land surveyor, certified and prepared in form and substance satisfactory to Lender and Title and other interested parties and otherwise complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” as adopted in 1999 by the American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors, including the following items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11, and 13 of Table A and certifying the description of the Premises (including the appurtenant easements), showing all encroachments onto or from the Premises, spotting the proposed Improvements, showing access rights, easements, or utilities, rights of way affecting the Premises, showing all setback requirements upon the Premises, showing any existing improvements, showing matters affecting title, and such other items as Lender may reasonably request. After the Improvements are completed, the Borrower shall promptly furnish the Lender with three copies of the survey revised to show the location of the Improvements and certifying that the Improvements are within the boundary lines of the Premises and the building restriction lines, if any, and that the Improvements do not encroach upon any set back easement, utility or right of way. Upon completion of construction, the Borrower shall provide three copies of the Survey recertified “as built”.

8.6           Title Insurance. On the Loan Closing Date, Borrower shall furnish Lender with a fully paid Title Policy written in the full Loan amount in form and substance satisfactory to Lender and written by Title insuring the Premises are marketable, insuring fee simple title to the Premises vested in Borrower, free from exceptions for mechanic’s and materialmen’s liens, naming Lender as an insured and insuring that the Mortgage is a valid first lien in the full amount of the Loan subject only to the Permitted Exceptions. The policy may not contain a so-called “Pending Disbursement” Endorsement.

8.7           UCC Insurance. On the Loan Closing Date, Borrower shall furnish Lender with a fully paid UCC Policy written in the full Loan amount in form and substance satisfactory to Lender and written by Title (or First American Title Insurance Company) insuring title to the Collateral is vested in Borrower, free from all Liens, naming Lender as the insured and insuring that the security interest of the Lender in the Collateral is a valid, perfected first security interest.

8.8           Loan Documents. On the Loan Closing Date the Borrower shall cause the Loan Documents to be executed and delivered to Lender.

8.9           Other Documents. Prior to any request for an Advance Borrower shall furnish the Lender with copies of such other documents, instruments or materials as may be reasonably required by Lender, if any.

8.10         Restrictions on Transfer. Borrower may not effect or permit a Transfer.

8.11         Application of Loan Proceeds. Borrower shall use the proceeds of the Loan solely for the purpose of paying for Project Costs and such incidental costs relative to the construction of the Project as may be approved from time to time in writing by Lender, and in no event may use any of the Loan proceeds for personal or other purposes.

8.12         Expenses. Borrower shall pay all costs of closing the Loan and all reasonable expenses of Lender with respect thereto, including, but not limited to, fees and expenses of Lender’s counsel and all other attorney’s fees (including fees and costs incurred in connection with disbursement, administration, collection, or closing of the Loan, fees and costs of Lender’s Inspecting Engineer, costs of title insurance, transfer taxes, license and permit fees, recording expenses, surveys, intangible taxes, appraisal fees, expenses of collection and foreclosure, including reasonable attorney’s fees incurred in a bankruptcy proceeding) and similar items. The Borrower agrees to pay any and all documentary stamps and/or intangible taxes and all interest and penalties associated therewith which may be assessed on account of the Loan.

8.13         Governmental Requirements. Borrower shall comply promptly with any Governmental Requirements, including Regulatory Approvals and appropriate supervising boards of fire underwriters and similar agencies and the requirements of any insurer issuing coverage on the Project.

8.14         Right of Lender to Inspect Premises. Borrower shall permit Lender and Title and their representatives and agents to enter upon the Premises and to inspect the Work and all Materials to be used in construction thereof and to cooperate and cause the Contractor(s) to cooperate with Lender, Title, and their representatives and agents during such inspections; provided, however, that this provision shall not be deemed to impose upon Lender or Title any duty or obligation whatsoever to undertake such inspections, to correct any defects in the Work or to notify any person with respect thereto. Notwithstanding the foregoing, Borrower shall be responsible for making inspections as to the Work during the course of construction and shall determine to its own satisfaction that the work done or materials supplied by the Contractor(s) and all Subcontractors has been properly supplied or done in accordance with the applicable contracts. Borrower will hold Lender and Title harmless from and Lender and Title shall have no liability or obligation of any kind to Borrower, any third parties or creditors of Borrower in connection with any defective, improper or inadequate workmanship or materials brought in or related to the Work or the Premises, or any Liens arising as a result of such workmanship or materials. Such inspections are solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.15         Books and Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Project including working drawings in a manner reasonably acceptable to Lender. The Lender, Title and Inspecting Engineer shall have the right at all reasonable times to inspect, examine and copy all books and records of Borrower relating to the Project. Any such inspection is solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.16         Correction of Defects. Borrower shall from time to time promptly correct or cause the Contractor(s) to correct any defects in the Work or any departure from the Plan Documents not previously approved by Lender. An Advance of any Loan Funds shall not constitute a waiver of Lender’s right to require compliance with this covenant.

8.17         Sign Regarding Construction Financing. Borrower shall allow Lender to erect and maintain on the Premises in a place reasonably approved by Borrower a sign indicating that construction financing is being provided by Lender and to publicize Lender’s financing role.

8.18         Additional Documents. Borrower shall furnish to Lender all instruments, documents, initial surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, financial statements, title and other insurance reports and agreements and each and every other document and instrument required to be furnished by the Borrower, hereunder, all at Borrower’s expense; shall assign and deliver to Lender such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require; and shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the intents and purposes of this Agreement, as Lender shall reasonably require from time to time. Prior to the start of any Equipment installation, Borrower shall provide to Lender at its request copies of all plans and specifications for such Equipment installation.

8.19         Assignment of Construction Contracts. Prior to the request for the First Advance Borrower shall furnish Lender with copies of all Major Contracts and assign to Lender the Construction Contracts. Borrower shall permit no default under the Construction Contracts; shall not waive any of the obligations of the parties thereunder; and shall do no act which would relieve such parties from their obligations thereunder. The Borrower shall make no amendments to such contracts, without the prior written consent of Lender and excepting Minor Changes shall not enter into Change Orders or extras without Lender’s consent nor permit any changes to the Scope of the Work. Borrower shall allow all Major Contracts to be subject to the approval of Lender for its underwriting purposes; shall allow Lender to take advantage of all the rights and benefits of the contracts upon any Event of Default by Borrower; and shall submit evidence to Lender that the Contractor(s) will permit Lender to acquire Borrower’s interest in such contracts without additional charge or fee beyond payment of the Contract Price should an Event of Default occur hereunder. Borrower shall, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Construction Contracts, including providing all Materials that are required to be provided by the Borrower, and use all efforts to enforce or secure the performance of each obligation and undertaking of the Contractor under the Construction Contracts. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Construction Contracts nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Construction Contracts to any mortgage or lien. Borrower will not modify or amend the terms of the Construction Contracts nor excuse or waive any default of the Contractor thereunder without the prior written consent of Lender.

8.20         Compliance with Governmental Requirements. Borrower shall comply with and shall require the Contractor(s) to comply with all Governmental Requirements, Regulatory Agreements, and all rules, regulations, ordinances and laws bearing on the conduct of the Work and the Improvements, including the requirements of any insurer issuing coverage on the Project and the requirements of any supervising boards of fire underwriters or similar agencies.

8.21         Opinions of Counsel. Prior to the Loan Closing, Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

8.22         Geotechnical Reports. Prior to the Loan Closing Borrower shall provide the Lender with a soil report prepared by an acceptable engineer certifying as to the status of the soil conditions on the Premises, the need or lack of need for special pilings and foundations and that either any pilings and foundation necessary to support the Improvements have been placed in a manner and quantity sufficient to provide the required support or that no such pilings and foundations are necessary for the support and construction of the Improvements and evidence that the same have been incorporated in the Plan Documents.

8.23         Loan Fee. Not later than the Loan Closing Date the Borrower shall pay to Lender the unpaid balance of the Loan Fee in the remaining amount of $800,000.00.

8.24         First Appeal Extension Fee. If the Appeal is field the Borrower shall pay to the Lender as an extension fee the sum of $225,000.00 on the later of (i) the Loan Closing Date or (ii) the date the Appeal is filed.

8.25         Second Appeal Extension Fee. If thirty (30) days prior to the expiration of the First Extended Date the Appeal is still undecided the Borrower shall pay to the Lender not later than thirty (30) days prior to the First Extended Date as an additional extension fee the sum of $112,500.00.

8.26         Material Adverse Effect. Borrower will transmit to Lender, immediately upon receipt thereof, any communication which could have a material adverse affect on Lender’s security for the Loan or have a Material Adverse Effect on the Project, the financial condition of Borrower and will promptly respond fully to any inquiry of Lender made with respect thereto.

8.27         Environmental Covenants. Borrower hereby covenants to Lender that Borrower shall (a) operate the Project in full and complete compliance with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Substances, (b) remediate any Hazardous Substances that are released, spilled, leaked, poured, emptied or otherwise released into the Premises, environment, waters or adjacent lands immediately upon discovery of same, in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (c) pay or cause to be paid all costs associated with such remediation; (d) prevent the migration of Hazardous Substances from or through the Premises into the environment, waters or adjacent lands; (e) keep the Premises free of any lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Substances on the Premises; (f) not install or permit to be incorporated into any improvements in the Premises or to exist in or on the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (g) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Substances onto the Premises or into the environment or waters or other lands; and (h) give all notifications and prepare all reports required by Environmental Laws or any other law with respect to Hazardous Substances existing on, released from or emitted from the Premises.

8.28         Environmental Indemnification. The Borrower indemnifies and holds harmless the Lender, its officers, directors, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns (“Indemnified Parties”) from and against any and all claims, losses, liabilities (including without limitation strict liability), suits, obligations, fines, damages, judgments, injuries, administrative orders, consent agreements and orders, penalties, actions, causes of action, charges, costs and expenses, including without limitation attorneys’ fees and consultants’ fees (i) arising out of the inclusion in the Premises of Hazardous Substances or the presence on, the release from, the generation, manufacture, refining, treatment, storage, handling or disposal on, in or from the Premises of any Hazardous Substances, or any underground or above ground storage tanks containing Hazardous Substances and the cost of removal and remediation of the foregoing, or (ii) arising out of the transportation, discharge or removal from the Premises of any Hazardous Substance, or (iii) arising out of the inclusion in any product manufactured on the Premises of a Hazardous Substance; or (iv) arising out of the failure to perform the removal or abatement of or to institute a safe, effective and environmentally approved control plan for any Hazardous Substance or the replacement or removal of any soil, water, surface water, or ground water containing Hazardous Substance in accordance with Environmental Laws; or (v) arising out of the existence of any environmental lien against the Premises pursuant to any Environmental Laws; or (vi) arising out of any violation or claim of violation of Environmental Laws with respect to the Premises; or (vii) arising out of any administrative proceedings and negotiations of any description with any and all persons, political subdivisions, or governmental agencies in connection with an alleged or actual violation of an Environmental Law or presence of Hazardous Substances on the Premises; or (viii) arising out of any breach of any of the representations and covenants contained herein relating to Hazardous Substances and Environmental Laws (collectively the “Indemnified Loss”). Borrower shall bear, pay and discharge such Indemnified Loss as and when the same becomes due and payable.

8.29         Updated Appraisals. Borrower agrees that the Lender shall have the right to obtain, at Borrower’s expense, an updated Appraisal of the Project from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder, or (b) Lender determines that the security for the Loan has been physically or financially impaired in any material manner, or (c) or Final Completion of the Project. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal immediately upon demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.

8.30         Electrical Supply Agreements. On or before 90 days prior to the First Advance, Borrower shall execute and shall deliver to Lender copies of the executed Electrical Supply Agreements and shall provide to the Lender evidence that all Utility Preconditions have been met. The Borrower will perform its obligations under the Electrical Supply Agreements and cause the Utility Provider to perform its obligations thereunder. In particular the Borrower shall cause the Utility Provider to construct the Electrical Supply System with no defenses, setoffs, or counterclaims pursuant to a fixed price general contract with a licensed general contractor of known reputation and skill sufficient to timely construct the Electrical Supply System in order to meet the requirements of the Design Build Agreement and Start-Up which general contract and general contractor shall meet with Lender’s prior written approval. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Electrical Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the Electrical Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Electrical Supply Agreements nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Electrical Supply Agreements to any mortgage or lien. Borrower will not modify or amend the terms of the Electrical Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

8.31         Natural Gas Supply Agreements. On or before 90 days prior to the First Advance Borrower shall provide the Lender evidence that all Utility Preconditions have been met. The Borrower will perform its obligations under the Natural Gas Supply Agreements and cause the Utility Providers to perform their obligations thereunder. In particular the Borrower shall cause the Natural Gas Supply Provider and Natural Gas Supply Distributor to construct the respective Natural Gas Supply System with no defenses, setoffs, or counterclaims pursuant to a fixed price general contract with licensed general contractors of known reputation and skill sufficient to timely construct the Natural Gas Supply System in order to meet the requirements of the Design Build Agreement and Start-Up which general contracts and general contractors shall meet with Lender’s prior written approval. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Natural Gas Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Providers under the Natural Gas Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Natural Gas Supply Agreements nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Natural Gas Supply Agreements to any mortgage or lien. Borrower will not modify or amend the terms of the Natural Gas Supply Agreements nor excuse or waive any default of the Utility Providers thereunder without the prior written consent of Lender.

8.32         Water Supply Agreements. On or before 90 days prior to the First Advance Borrower shall provide evidence that all Utility Preconditions have been met. The Borrower will perform its obligations under the Water Supply Agreements and cause the Utility Provider to perform its obligations thereunder. In particular the Borrower shall cause the Utility Provider to construct the Water Supply System with no defenses, setoffs, or counterclaims pursuant to a fixed price general contract with a licensed general contractor of known reputation and skill sufficient to timely construct the Water Supply System in order to meet the requirements of the Design Build Agreement and Start-Up which general contract and general contractor shall meet with Lender’s prior written approval. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Water Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the Water Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Water Supply Agreements nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Water Supply Agreements to any mortgage or lien. Borrower will not modify or amend the terms of the Water Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

8.33         Subordinate Loan. Prior to the First Advance Borrower and Subordinate Lender shall have executed and delivered the Subordinate Loan Documents and Subordinate Lender shall have advanced the Subordinate Loan to Borrower. Prior to the Loan Closing Date the Borrower, Subordinate Lender and Lender shall have executed and delivered the Subordination and Standstill Agreement.

8.34         Unsecured Debt. Prior to the First Advance Borrower and Unsecured Lender shall have executed and delivered the Unsecured Debt Documents and Unsecured Lender shall have advanced the Unsecured Debt to Borrower and the Borrower, Unsecured Lender and Lender shall have executed and delivered the Subordination and Standstill Agreement.

8.35         LOC. Prior to July 31, 2006 the Borrower and the LOC Lender shall have executed and delivered the LOC Documents and the LOC Lender shall be obligated to disburse the LOC proceeds in accordance with the LOC Documents and the LOC Lender and Lender shall have executed and delivered the Intercreditor Agreement.

8.36         Rail Spur Contract. On or before 90 days prior to the First Advance Borrower shall have executed and delivered to Lender a fully executed copy of the Rail Agreements. The Borrower will perform its obligations under each Rail Agreement and cause the Rail Contractor to perform its obligations thereunder. In particular the Borrower shall cause the Rail Contractor to construct the Rail Spur with no defenses, setoffs, or counterclaims against its obligations at the cost set forth in the Rail Spur Contract. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Rail Spur Contract and use all efforts to enforce or secure the performance of each obligation and undertaking of the Rail Contractor under the Rail Spur Contract. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Rail Spur Contract and Borrower will not modify or amend the terms of the Rail Spur Contract nor excuse or waive any default of the Rail Contractor thereunder without the prior written consent of Lender.

8.37         Rail Agreements. On or before 90 days prior to the First Advance Borrower shall have executed and delivered to Lender a fully executed copy of the Rail Agreements. The Borrower will perform its obligations under each Rail Agreement and cause the BNSF Railway Company to perform their respective obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Rail Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the BNSF Railway Company under the Rail Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Rail Agreements and Borrower will not modify or amend the terms of the Rail Agreements nor excuse or waive any default of the BNSF Railway Company thereunder without the prior written consent of Lender.

8.38         Intellectual Property. Borrower will obtain and maintain in full force and effect all patents, trademarks, service marks, licenses, franchises, trade names, tradestyles, copyrights, technology, formulas, know-how and processes to be used in or necessary for the construction, ownership and operation of the Project and for the current and proposed conduct of its business other than that intellectual property for which the failure to so obtain and maintain could not reasonably be expected to have a Material Adverse Effect, and in its use thereof it will obtain all required licenses and consents and not injure or infringe upon the property or rights of any Person in any material respect.

9.
FINANCIAL COVENANTS

9.1           Financial Information. During the term of the Loan the Borrower shall provide to Lender the following financial reports (“Required Financial Reports”):

(a)                                  Annual Financial Statements. As soon as available, and in any event within 150 days after the end of each calendar year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such calendar year and the related statements of the Borrower’s income, retained earnings and cash flows for the calendar year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of one of the Borrower’s Authorized Officers stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)                                 Quarterly Financial Statements. As soon as available and in any event within 30 days after the end of each calendar quarter, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained Cash Flow of the Borrower as at the end of and for such calendar quarter and for the year to date period then ended, including in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP (excluding footnotes), subject to year-end audit adjustments and fairly representing the Borrower’s financial position and the results of its operations; and accompanied by a certificate of one of the Borrower’s Authorized Officers stating (i) that such financial statements have been prepared in accordance with GAAP (excluding footnotes), subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)                                  Collateral Reports. On request within 30 days after the end of each calendar month or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Borrower’s accounts receivable and its accounts payable, an inventory certification report, and a calculation of the Borrower’s Accounts and Inventory as at the end of such month or shorter time period.

(d)                                 Monthly Construction Report. Within 10 days after the end of each calendar month the Borrower will deliver to Lender a completed Monthly Construction Report in the form and content set forth in Exhibit “D” attached.

(e)                                  Quarterly Reporting Schedule. Within 10 days after the end of each calendar quarter the Borrower will deliver to Lender a completed Quarterly Reporting Schedule in the form and content set forth in Exhibit “E” attached.

(f)                                    Operating Plan and Budget. Not later than each November 30 Borrower will submit to the Lender for approval a proposed Operating Plan and Budget for the next calendar year.

(g)                                 Litigation. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower that seek a monetary recovery against the Borrower in excess of $250,000.

(h)                                 Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(i)                                     Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $250,000 individually or $500,000 in the aggregate during any calendar year; (ii) credit memos; (iii) any goods returned to or recovered by the Borrower to the extent any such good exceeds $250,000.

(j)                                     Collateral. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any material loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(k)                                  Intellectual Property.

(i)                                     The Borrower will give the Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii)                                  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is infringing another Person’s

Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)                               Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(l)                                     Reports to Members. Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements that the Borrower shall have sent to all of its Members.

(m)                               Tax Returns. If requested by Lender, Borrower will deliver to Lender copies of the state and federal tax returns and all schedules thereto for the Borrower when filed.

(n)                                 Violations of Law. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule, or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition.

(o)                                 Other Reports. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

In the event Borrower fails to furnish any such Required Financial Reports within fifteen (15) days after written request to Borrower, the same shall be an Event of Default and in addition to any other remedies available to Lender, the Lender may cause an audit to be made of the respective books and records at the sole cost and expense of the Borrower. Lender also shall have the right to examine at their place of safekeeping at reasonable times all books, accounts and records relating to the operation of the Premises.

9.2                                 Permitted Liens; Financing Statements.

(a)                                  The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)                                     in the case of any of the Borrower’s property that is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title that do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii)                                  a first priority security interest and Lien in the LOC Collateral in favor of the LOC Lender securing the LOC;

(iii)                               a subordinate security interest and Lien in all other assets of the Borrower in favor of the LOC Lender securing the LOC and which shall be subject to the provisions of the Intercreditor Agreement;

(iv)                              the security interest and Liens created by the Loan Documents;

(v)                                 the Subordinate Loan Documents in favor of the Subordinate Lender but subject, however, to the Subordination and Standstill Agreement; and

(vi)                              provided that there is not an Event of Default, Mechanic’s Liens subject to a bona fide dispute for which the Borrower has caused a bond to be posted satisfactory to Lender.

(b)                                 The Borrower will not amend any Financing Statements in favor of the Lender. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, the Borrower will not create, incur or suffer to exist any Lien upon any of its titled vehicles and any Rolling Stock.

9.3           Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or obligations under any Operating Lease or Capital Lease (except as permitted by Sections 9.18 and 9.27 hereafter) or any other indebtedness or liability evidenced by notes, bonds, debentures, leases or similar obligations, except:

(a)           the Reimbursement Obligations for the Supporting Letters of Credit;

(b)           the indebtedness arising hereunder;

(c)           the LOC of the Borrower to the LOC Lender;

(d)           the Unsecured Debt.

(e)                                  the Subordinate Loan or any replacement indebtedness fully replacing the Subordinate Loan in the full principal amount of $14,000,000.00; and

(f)            the Impositions due any Governmental Authority.

9.4           Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

9.5           Financial Covenants. The Borrower covenants that during the term of the Loan and any extensions:

(a)                                  Retained Earnings. Twenty-Five percent (25%) of pre-tax Net Income available for Distributions are to be retained with Borrower.

(b)                                 Incentive Payments. One Hundred percent (100%) of all Incentive Payments shall be applied to the prepayment of the Loan.

9.6           Member Loans and Distributions. Borrower:

(a)                                  Subordinates all loans, advances, and indebtedness owing from Borrower to Members of Borrower from time to time, whether or not evidenced by promissory notes.

(b)                                 Shall not make any Distributions (other than Tax Distributions) to its Members if total Debt Service Coverage Ratio is less than 1.25x.

(c)                                  Shall not pay any dividend or distribution, excluding Tax Distributions, whether in cash or otherwise, to any of its Members (i) unless and until the Debt Service Reserve Account is fully funded, all Fixed Charges are paid current and the FF&E Reserve is currently funded and (ii) then only in aggregate amounts not to exceed 50% of Net Income, which dividend or distribution (other than Tax Distribution) shall be made not more frequently than once annually under a request made by Borrower to Lender accompanied by Borrower’s accountant’s calculations of the distributions subject to Lender’s approval of the same not to be unreasonably withheld. After the Principal Balance is less than $50,000,000.00 distributions may be made quarterly.

9.7           Subordinate Loan. The Borrower shall cause the Subordinate Lender to advance to Borrower the proceeds of the Subordinate Loan prior to the First Advance.

9.8           Unsecured Debt. The Borrower shall cause the Unsecured Debt Lender to advance to Borrower the proceeds of the Unsecured Debt prior to the First Advance.

9.9           Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower provided however that the authorization granted herein shall not be deemed to authorize any attorney to disclose information subject to the attorney client privilege. The Borrower will permit the Lender, or its employees, accountants, attorneys, or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

9.10         Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts and after an Event of Default notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

9.11         Payment of Impositions and Other Claims. The Borrower will pay or discharge, when due, (a) all Impositions, taxes and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the security interests in favor of the Lender, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

9.12         Maintenance of Properties. The Borrower will keep and maintain the Plant and other Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts. The Borrower will defend the Plant and other Collateral against all Liens, claims, or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all the same free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

9.13         Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

9.14         Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all Instruments, Documents and Chattel Paper constituting Collateral, duly endorsed or assigned by the Borrower.

9.15         Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the Project, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, however, that Borrower may in the ordinary course of business sell or dispose of Equipment constituting Collateral that is obsolete or otherwise being replaced in the ordinary course of business up to $500,000 in the aggregate per year. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the

Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

9.16         Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

9.17         Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

9.18         Capital Leases. Borrower will not enter into any Capital Leases in excess of $250,000.00 in the aggregate without the prior written consent of Lender.

9.19         Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

9.20         Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

9.21         Discounts, etc. The Borrower will not at any time discount, modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower except in the ordinary course of business.

9.22         Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

9.23         No Purchase of Perishable Agricultural Commodities. The Borrower will not purchase perishable agricultural products that are subject to the Perishable Agricultural Commodities Act.

9.24         Operating Margin Protection. Borrower will employ long-term hedging and price-management strategies customary and usual in the ethanol production industry for (i) the procurement of feedstocks, energy and fuel for the Project and (ii) the sale of the Products produced by the Project. Such hedging and price management strategies will be employed to minimize any reductions in (i) the Project’s operating margin and (ii) the Project’s ability to repay the Loans in accordance with this Agreement.

9.25         Changes In Control. Borrower will not effect or permit any change of control of Borrower.

9.26         Transactions with Affiliates and Third Parties. Borrower will not enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its Affiliates (other than the Project Documents in effect on the Construction Loan Closing Date or the Term Loan Conversion Date, as applicable) EXCEPT (i) any arrangement or contract that contains provisions that are fair and reasonable to Borrower and no less favorable than those which would be included in an arm’s-length transaction entered into by a prudent Person in the position of Borrower with a Person which is not one of its Affiliates, (ii) any employment, non-competition, management or confidentiality agreement entered into by Borrower with any of its employees, officers or directors in the ordinary course of business that contains fair and reasonable terms no less favorable to Borrower than those which would be included in an arm’s-length transaction entered into by a prudent Person in the position of Borrower with a non-affiliated third party and (iii) as otherwise expressly permitted by the Loan Documents or approved in advance by the Lender.

9.27         Operating Leases. Borrower shall not enter into any Operating Leases with annual rental in excess of $100,000.00 in the aggregate without the prior written consent of the Lender.

10.
OPERATING COVENANTS

10.1         Operating Covenants.

(a)                                  The Premises shall be used as a production Project for the production of fuel grade, denatured, anhydrous ethanol alcohol, DDGS and CO2 byproducts and for no other use without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

(b)                                 Borrower shall obtain, pay for and continuously keep in full force and effect all Regulatory Approvals, Operating Agreements and other Licenses, Permits and authorizations as are required to construct, maintain and operate the Plant and shall not permit any default, breach or violation to exist thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

(c)                                  Subject to Plant Disruption Borrower shall continuously operate and maintain the Project as a Project for the production of fuel grade, denatured, anhydrous Ethanol and shall continuously meet the Performance Guarantee Criteria as reviewed and certified by HDR Engineering of Minneapolis, Minnesota.

(d)                                 Keep a full set of the Plans on site pursuant to the Design Build Agreement.

(e)                                  Borrower further covenants and agrees to:

(i)                                     cause the Project to be operated pursuant to the Operating Agreements and Major Project Documents.

(ii)                                  promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Major Project Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(iii)                               promptly notify Lender of any default under the Major Project Documents of which it is aware;

(iv)                              promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate, received by it under the Major Project Documents, as applicable; and

(v)                                 promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the parties under the Major Project Documents.

(f)                                    Borrower consents and agrees that it shall not, without Lender’s prior written consent which consent will not be unreasonably withheld, conditioned or delayed:

(i)                                     surrender, terminate or cancel the Major Project Documents other than pursuant to the express terms thereof;

(ii)                                  reduce or consent to the reduction of the term of the Major Project Documents other than pursuant to the express terms thereof;

(iii)                               increase or consent to the increase of the amount of any charges under the Major Project Documents other than pursuant to the express terms thereof; or

(iv)                              otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Major Project Documents in any material respect.

(g)                                 Borrower shall maintain the Major Project Documents for the operation of the Project in full force and effect and timely perform all of Borrower’s obligations thereunder and enforce performance of all obligations of the manager thereunder, and not permit the termination or amendment of such Major Project Documents other than pursuant to the express terms thereof unless the prior written consent of Lender is first obtained which consent will not be unreasonably withheld, conditioned or delayed. Upon an Event of Default, Borrower shall at Lender’s request made at any time while such Event of Default continues, terminate the Major Project Documents and replace the other party with a party selected by Lender.

(h)                                 Borrower shall, operate and maintain the Project in accordance with all laws, ordinances and regulations of all applicable governmental agencies or entities and in accordance with all requirements of all applicable licenses and permits with respect to the Project, including, but not limited to the conditions and requirements relating to the Project’s status as a Conditionally Exempt Small Quantity Generator of Hazardous Waste under RCRA (Resource Conservation and Recovery Act) and the requirements and conditions of the Air Quality Operating Permit issued by SDENR and any supplements or replacements thereof.

10.2         Compliance With Americans With Disabilities Act. Borrower covenants and agrees that it will comply with the requirements of the Americans with Disabilities Act, as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All future maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with the Americans with Disabilities Act. Failure to comply with the provisions of the Americans with Disabilities Act shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

10.3         Compliance With OSHA. Borrower covenants and agrees that it will comply with the requirements of the Occupational Safety and Health Act (“OSHA”), as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All operations, maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with OSHA. Failure to comply with the provisions of OSHA shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

10.4         Intellectual Property, etc. The Borrower shall maintain its right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights the loss of which, and such conflicts, that in any such case individually or in the aggregate could not reasonably be expected to have a material adverse effect on Borrower and the operations of the Project.

11.
ERISA

11.1         ERISA Plans. Neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or

(iv) amend any Plan in a manner that would materially increase its funding obligations without giving prior written notice thereof to the Lender.

11.2         ERISA Representation. The Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a “Plan”, and the assets of the Borrower do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

12.
CONDITIONS PRECEDENT TO AN ADVANCE

12.1         Conditions Precedent to First Advance. It shall be a condition precedent to the First Advance:

(a)                                  Title. Marketable fee simple title to the Premises shall be vested in Borrower subject only to Permitted Exceptions.

(b)                                 Recording. The Mortgage and other Loan Documents shall have been duly recorded in such offices as required to create a valid and binding, enforceable first lien against the Premises.

(c)                                  Title Policies. Both the Title Policy and the UCC Policy shall have been issued to Lender as insured.

(d)                                 Loan Documents. The Loan Documents shall have been duly executed and delivered to Lender and shall be in full force and effect with no default thereunder.

(e)                                  Borrower Equity. The Borrower Equity shall have been paid into the Construction Escrow and applied to Project Costs.

(f)                                    Loan Balance. The total amount of the Loan Funds available for Project Costs plus Borrower Equity deposited in the Construction Escrow Account shall be sufficient, in the Lender’s reasonable business judgment to complete and pay for all Work in its entirety. To the extent the total shall be insufficient at any time, in Lender’s opinion to complete the Work and pay for the same in full or be less than the Project Costs, the Borrower shall as soon as practicable but not later than the earlier of (i) the time required by the Design Build Agreement to prevent the exercise by the Design Builder of any of its rights or remedies for failure to timely pay an Application For Payment or (ii) 30 days after receipt of written notice from Lender, deposit in the Construction Escrow Account additional Borrower Equity funds in an amount equal to such deficiency.

(g)                                 Representations and Warranties. The representations and warranties in this Agreement shall be true and correct on and as of the date of the Advance.

(h)                                 Covenants. Borrower shall have complied with all of the covenants made by it in this Agreement.

(i)                                     Construction Contracts. All Construction Contracts including the Standalone Contracts shall have been executed and delivered and assigned to Lender and each Contractor shall have executed and delivered to Lender a Contractor’s Consent consenting to and acknowledging the assignment of the Contractor’s Consent to Lender as collateral for the Loan.

(j)                                     Design Build Agreement. The Design Build Agreement shall have been executed and delivered and assigned to Lender and the Design Builder shall have delivered to Lender the Design Builder’s Consent and Acknowledgment.

(k)                                  Contractor’s Sworn Construction Statements. Each Contractor shall have submitted to Lender and Title its Sworn Construction Statement. From time to time if the Project Cost changes or the Scope of the Work changes, the Borrower shall cause the Contractors to furnish to the Lender any amendments or additions to the original statement as so submitted.

(l)                                     Project Budget. The Budget shall have been approved and a timetable with a schedule of anticipated advances shall have been furnished to and approved by Lender. From time to time if the Project Cost changes or the Scope of the Work changes, the Borrower shall furnish to the Lender any amendments or additions to the original statement as so submitted.

(m)                               Loan/Extension Fee. Lender shall have been paid the Loan Fee and, if applicable, the respective Appeal Extension Fee.

(n)                                 Approvals. All Approvals shall have been satisfied.

(o)                                 No Event of Default. No Event of Default has occurred and is continuing under this Agreement.

(p)                                 Disbursing Agreement. The Disbursing Agreement shall have been executed and delivered by all parties.

(q)                                 Permits. All Preconstruction Permits shall have been issued without conditions (other than as may be satisfied by the Work).

(r)                                    Regulatory Approvals. All Regulatory Approvals required for the construction of the Project shall have been issued without conditions (other than as may be satisfied by the Work) and copies thereof provided to Lender.

(s)                                  Operating Agreements. All Operating Agreements shall have been executed and delivered with copy provided to Lender.

(t)                                    TIF. The TIF Funding shall have occurred and the issuer shall have deposited the Net TIF Proceeds into the Construction Escrow with instructions for disbursement to payment of Project Costs.

(u)                                 Supporting Letters of Credit. The Supporting Letters of Credit shall have issued and delivered to the respective Utility Providers.

(v)                                 LOC. The LOC Documents shall have been executed and delivered in form and content satisfactory to Lender and shall have met the approval of Lender’s Participant(s) and the obligation of the LOC Lender to fund LOC shall be in full force and effect without any setoff, objection or defense to funding the LOC and the LOC Lender and Lender shall have executed and delivered the Intercreditor Agreement.

(w)                               Unsecured Debt. The Unsecured Debt Documents shall have been executed and delivered and Unsecured Debt Lender shall have funded to Borrower the Unsecured Debt and the Borrower, Unsecured Debt Lender and Lender shall have executed and delivered an Unsecured Subordination and Standstill Agreement acceptable to Lender.

(x)                                   Subordinate Loan. The Subordinate Loan Documents shall have been executed and delivered and the Subordinate Lender shall have funded to Borrower the Subordinate Loan and the Borrower, Subordinate Lender and Lender shall have executed and delivered the entire Subordination and Standstill Agreement.

(y)                                 Notice to Proceed. The Notice to Proceed has been issued to the Design Builder not later than November 1, 2006, subject to the Appeal Extension Rights.

(z)                                   Natural Gas Supply Agreements. The Natural Gas Supply Agreements shall have been executed and delivered in form and content satisfactory to Lender, the Utility Preconditions shall have been satisfied and the obligations of the Utility Providers to perform thereunder shall be in full force and effect without any setoff, objection or defense to perform thereunder and the Utility Providers shall have each executed and delivered to Lender a Service Provider’s Consent consenting to and acknowledging the assignment of the Natural Gas Supply Agreements to Lender as collateral for the Loan.

(aa)                            Electrical Supply Agreement. The Electrical Supply Agreement shall have been executed and delivered in form and content satisfactory to Lender, the Utility Preconditions shall have been satisfied and the obligation of the Utility Provider to perform thereunder shall be in full force and effect without any setoff, objection or defense to perform thereunder and the Utility Provider shall have executed and delivered to Lender a Service Provider’s Consent consenting to and acknowledging the assignment of the Electrical Supply Agreement to Lender as collateral for the Loan.

(bb)                          Water Supply Agreements. The Water Supply Agreements shall have been executed and delivered in form and content satisfactory to Lender, the Utility

Preconditions shall have been satisfied and the obligation of the Utility Provider shall be in full force and effect without any setoff, objection or defense to perform thereunder and the Utility Provider shall have executed and delivered to Lender a Service Provider’s Consent consenting to and acknowledging the assignment of the Water Supply Agreements to Lender as collateral for the Loan.

(cc)                            Rail Agreements. The Rail Agreements shall have been executed and delivered in form and content satisfactory to Lender, all preconditions to the performance by BNSF Railway Company thereunder shall have been satisfied and the obligations of the BNSF Railway Company to perform thereunder shall be in full force and effect without any setoff, objection or defense to perform thereunder and the BNSF Railway Company shall have executed and delivered to Lender a Service Provider’s Consent consenting to and acknowledging the assignment of the Rail Agreements to Lender as collateral for the Loan.

(dd)                          Rail Spur Contract. The Rail Spur Contract shall have been executed and delivered in form and content satisfactory to Lender, all preconditions to the performance by Railway Contractor thereunder shall have been satisfied and the obligations of the Railway Contractor to perform thereunder shall be in full force and effect without any setoff, objection or defense to perform thereunder and the Railway Contractor shall have executed and delivered to Lender a Contractor’s Consent consenting to and acknowledging the assignment of the Rail Spur Contract to Lender as collateral for the Loan.

(ee)                            Design Build Add Ons. The Design Builder has issued Change Orders acceptable to Lender adding the water pre-treatment system and fire protection system to the Work under the Design Build Agreement and amending the Contract Price to incorporate the cost for such Work into the Contract Price.

(ff)                                Bonds. The Bonds with required dual obligee riders in favor of Lender shall have been issued with all premiums paid and the originals delivered to Lender.

12.2         Conditions Precedent to Future Advance. It shall be a condition precedent to all Subsequent Advances subsequent to the First Advance that all Conditions Precedent to First Advance set forth in Section 8.1 have been satisfied.

13.
METHODS OF DISBURSEMENTS OF LOAN PROCEEDS

13.1         Procedure. Provided that the Conditions Precedent to an Advance are satisfied, not more often than monthly Borrower may submit a Request for Advance requesting an Advance of Loan Funds to pay approved Project Costs shown on the Budget and actually incurred in the construction of the Project as incurred to date less the amount of all previous Advances for the same. Borrower may request an Advance only for i) Direct Costs for Work and Material incorporated in the Project or if approved by Lender, cost of Materials to be incorporated in the Project and which are securely stored on site, with scheduled insurance against loss, theft or damage and for which title rests in Borrower free of liens and claims and ii) Indirect Costs. Each Advance shall be reduced by the Retainage. Any Retainage shall be paid at such time as the conditions of this Agreement for Disbursement of Final Loan Balance is satisfied. No Advance may be made for (i) Development Costs or Pre-Development Costs or (ii) without the prior consent of Lender a Line Item in excess of the aggregate amount of the Line Item as shown in the Line Item breakdown in the Sworn Construction Statement and Budget. All Borrower Equity shall be disbursed prior to the Advance of Loan Funds. Each Request for Advance shall be submitted to Lender and to Title Company at least ten (10) business days prior to the date on which an Advance is requested. Each Request for Advance shall clearly set forth the amounts due to Borrower and to each Contractor out of the Advance and shall be accompanied by:

(a)                                  As to each Direct Cost:

(i)                                     If requested by Title or Lender a current Contractor’s Sworn Statement showing all Subcontractors, Materialmen and Suppliers with whom the Contractor has entered into contracts for the Work with the amount of each contract, the amount requested for any Subcontractor, Materialmen or Supplier and the amount to be paid to Contractor from each progress payment.

(ii)                                  Application for Payment divided in detail to reflect (i) description of Work (listing labor and material separately), (ii) total value, (iii) percent of the Work completed to date, (iv) value of Work completed to date, (v) percent of previous amount billed, (vi) previous amount billed, (vii) current percent completed, and (viii) value of Work completed to date.

(iii)                               To the extent requested by Title or Lender, Contractor’s computerized summary of all costs, disbursements and activities for the most recent billing cycle and, such other information, documentation and materials including payrolls, receipted invoices or invoices with check vouchers attached, subcontracts, and any other evidence required by Title or Lender to demonstrate that cash disbursements already made by Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received; less (2) that portion of those payments attributable to Contractor’s Fee; plus (3) payrolls for the period covered by the present Request for Advance; plus; (4) Retainage applicable to prior progress payments.

(iv)                              Certification by the Contractor that the Work for which payment is being sought has been substantially completed in accordance with the Contract Documents.

(v)                                 A Conditional Lien Waiver for each Contractor, Subcontractor, Materialman and Supplier for which payment is being sought in the total amount of all Work previously billed through the prior Request for Advance.

(vi)                              A detailed written description and copies of all Change Orders and other modifications issued though the date of the Request for Advance.

(vii)                           A report from Lender’s Inspecting Engineer approving the Work done to date and confirming the progress of the Work done to date and agreeing with the percentage of completion stated in the Application and Certificate for Payment.

(b)                                 As to Materials delivered to, stored on and not yet incorporated in the Improvements:

(i)                                     the Contractor’s or Borrower’s certification that it holds good, marketable title to the Materials and which title shall pass to Borrower on payment to the Contractor of the Advance;

(ii)                                  Delivery to the Project in undamaged condition conforming to the approved Plan Documents and in a condition which is ready for immediate installation or adequate storage at the Project;

(iii)                               evidence of appropriate insurance coverage insuring the Materials while in storage and naming Lender as loss payee;

(iv)                              Final Waivers of Lien for all Materials included in the previous Request for Advance; and

(v)                                 Warehouse Receipts for each item of Material stored in a warehouse naming the Borrower as bailor.

(c)                                  As to each Indirect Cost:

(i)                                     A statement or invoice for the cost or service rendered and such other supporting evidence as Lender may require to substantiate the payment requested.

Provided the conditions of the Agreement are met on the date of an Advance and upon advice from the Title Company that it is satisfied that the requirements of the Disbursing Agreement are met, Lender shall advance to Title Company the reimbursable Project Costs set forth in the Request for Advance but excluding the Retainage hereinbefore specified. The Proceeds of the Loan shall bear interest from and after the date of an Advance provided that in the event Title Company shall fail to disburse any Advances within ten (10) business days after an Advance, either the Borrower or Lender may request Title Company to return said Advance to Lender and interest on such Advance shall abate from and after the date of such return.

13.2         Disbursing Agreement. All Advances shall be disbursed pursuant to the Disbursing Agreement and shall be secured by the Loan Documents.

13.3         Disbursement for Approved Project Costs Only. No disbursement will be made for other than Project Costs set forth in the approved Budget and then not to exceed without the consent of the Lender the Line Items set forth therein.

14.
DISBURSEMENT OF RETAINAGE AND FINAL LOAN BALANCE

14.1         Disbursement of Retainage. Lender shall disburse the Retainage under each Construction Contract at such time as:

(a)                                  Final Completion under the respective Construction Contract has occurred;

(b)                                 A final Application for Payment has been issued by the respective Contractor; the respective Contractor has delivered to Borrower Unconditional Lien Releases with respect to all Work executed by each Subcontractor (or respective Contractor has delivered to Borrower a bond satisfactory to Borrower, Title and Lender to indemnify Borrower, Title and Lender against any lien by a Subcontractor not providing such release and waiver); respective Contractor has delivered to Borrower its Unconditional Lien Release signed by respective Contractor and covering all of the Work (other than nonconforming work to be corrected as provided in Design Build Agreement); respective Contractor has delivered complete as-built drawings for the Work to Borrower; respective Contractor has delivered to Borrower written warranties provided by each Subcontractor, each sub-subcontractor and other third parties for the Work; and the provisions of Design Build Agreement and the General Conditions of Design Build Agreement and all other pertinent provisions of the Contract Documents have been satisfied with respect to final payment;

(c)                                  150% of the Lender approved cost of all Punch List Items (100% in the case of the Design Build Contract) is deposited with Lender and such Punch List Items shall not prevent the opening of the Project or issuance of an unconditional Certificate of Occupancy;

(d)                                 The respective Contractor has delivered to Borrower all information reasonably requested by Borrower for its final fixed asset records with respect to the Project;

(e)                                  As to the Design Build Agreement, Performance Tests have been successfully completed demonstrating the Performance Guarantee Criteria has been achieved; and

(f)                                    No Event of Default has occurred and is continuing.

14.2         Disbursement of Final Loan Balance. The remaining balance of the Loan after disbursement of all Retainages shall be disbursed upon:

(a)                                  All Project Costs have been paid in full or will be paid in full out of the Final Disbursement.

(b)                                 Lender shall have received an “as built” update to the original Survey depicting the Improvements as fully completed.

(c)                                  All Permits required to operate the Project have been obtained.

(d)                                 No Event of Default has occurred and is continuing.

(e)                                  Lender’s Inspecting Engineer shall have advised Lender that the Project has been fully completed and a Final Request For Advance has been approved by Lender’s Inspecting Engineer.

15.
EVENTS OF DEFAULT

It shall be an “Event of Default” under this Agreement on the happening of any of the following:

15.1         Default Under Loan Documents. An Event of Default (as defined thereunder) occurs under any of the Loan Documents; or

15.2         Failure to Commence Construction. Any Contractor shall fail to commence construction of the Work within the time limits required by its Construction Contract; or

15.3         Termination of Utility Agreements. Any Utility Agreement is terminated or the Utility Provider repudiates its obligations under its Utility Agreement or ceases to cause the respective Utility Provider to be completed in accordance with and at the times required under the Utility Agreement and the Borrower does not provide a replacement Utility Provider under a replacement Utility Agreement acceptable to Lender within thirty (30) days thereafter; or

15.4         Design Builder or Other Contractor Ceases Work. Design Builder or any other Contractor ceases to perform the Work for thirty (30) or more consecutive days, unless performance is otherwise excused under the terms of this Agreement; or

15.5         Breach of Covenants. Borrower breaches or fails to perform, observe or meet any covenant or condition of this Agreement and such breach or failure is not cured within a period of fifteen (15) days after notice thereof to Borrower; or

15.6         Breach of Representation or Warranty. Any representations or warranties made or agreed to be made in any of the Loan Documents or this Agreement shall be breached by Borrower or shall prove to be false or misleading in any material respect; or

15.7         Filing of Liens Against the Premises. Any Lien shall be asserted or filed against the Premises and such Lien shall not be released or bonded over and stayed to Lender’s satisfaction within fifteen (15) days after the assertion or filing thereof; or

15.8         Litigation Against Borrower. Any suit shall be filed against Borrower which (i) creates a stoppage of the Work or enjoins the ongoing construction or (ii) if adversely determined, would substantially impair the ability of the Borrower to perform its obligations under the Loan Documents or complete the Work by the end of the Construction Phase; or

15.9         Judgment, Writ, Attachment or Levy Upon the Premises. A judgment, writ or warrant of attachment or execution or similar process, levy or seizure be made under any process against the Premises and such action shall not be released or bonded over to Lender’s satisfaction within fifteen (15) days after the assertion or filing thereof; or

15.10       Acceleration of Other Debts. Borrower does, or omits to do, any act, or any event occurs, as a result of which any material obligation of Borrower, not arising hereunder, may be declared due and payable by the holder thereof and which continues uncured for fifteen (15) days thereafter and which materially affects Borrower’s ability to perform its obligations hereunder; or

15.11       Abandonment Prior to Final Completion. Prior to Final Completion the Project is abandoned or Work thereon ceases or is substantially delayed for a period of thirty (30) days unless excused under the terms of the applicable Construction Contract, so that Completion of Construction cannot be accomplished in the judgment of Lender, reasonably exercised, on or before the date required under the applicable Construction Contract, if any; or

15.12       Abandonment After Final Completion. After Final Completion the Borrower shall abandon the Project or cease operations for three (3) consecutive months; or

15.13       Bankruptcy of Borrower. The Borrower shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

15.14       Bankruptcy of Design Builder. If Design Builder shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

15.15       Attachment. Any part of the Lender’s commitment to make the advances hereunder shall at any time be subject or liable to attachment, seizure, garnishment or levy at the suit of any creditor of the Borrower or at the suit of any Contractor or creditor of the Contractor; or

15.16       Destruction. Any part of the Project is materially damaged or destroyed by fire or other casualty and within ten (10) days thereafter (a) the loss shall prove not to be adequately covered by (i) insurance available for collection and (ii) additional Owner Equity funds deposited with Lender and (b) construction does not or cannot continue in a timely manner after such loss such that the Project shall be completed by the expiration of the Construction Phase; or

15.17       Eminent Domain. The Premises shall be the subject of condemnation by a Governmental Authority in an eminent domain proceeding or a temporary taking adverse to Borrower that delays the construction of the Project beyond the Construction Phase or prevents the construction of the Project in accordance with the Contract Documents; or

15.18       First Lien Insurance. Any refusal by Title to insure any Advance as being secured by the Mortgage as a valid first lien and security interest on the Project and continuance of such refusal for a period of thirty (30) days after notice thereof by the Lender to the Borrower; or

15.19       Change in Borrower Status. If the Borrower shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition be adjudged incompetent or a conservator, custodian or guardian be appointed to handle his/her affairs or shall die; or

15.20       Change in Design Builder Status. If Design Builder shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition; or

15.21       Default under Construction Contract(s). If the Borrower shall fail to meet or perform any condition of any Construction Contract(s) to which it is a party prior to the expiration of any applicable grace period or such Construction Contract(s) shall be terminated by the Contractor(s); or

15.22       Supporting Letter(s) of Credit. If any Supporting Letter of Credit expires or is cancelled before the time it is to expire in accordance with its terms and is not timely replaced with an equivalent Letter of Credit; or

15.23       Performance Guarantee Criteria. If the Performance Guarantee Criteria is not met or otherwise satisfied as provided in the Design Build Agreement within the time limits specified therein; or

15.24       Default under Operating Agreements. If the Borrower shall fail to meet or perform any condition of any Operating Agreement to which it is a party prior to the expiration of any applicable grace period or such Operating Agreement shall be terminated; or

15.25       Default Under Regulatory Approvals. If the Borrower shall fail to meet or perform any condition of any Regulatory Approvals to which it is a party prior to the expiration of any applicable grace period or any of such Regulatory Approvals shall be terminated; or

15.26       LOC. If an event of default shall occur under the LOC Documents which is not cured to the satisfaction of the LOC Lender and/or the LOC is terminated or cancelled or the obligation of the LOC Lender to advance the LOC proceeds is terminated or rescinded; or

15.27       Subordinate Loan. If an event of default shall occur under the Subordinate Loan Documents which is not cured to the satisfaction of the Subordinate Lender and/or the Subordinate Loan is terminated or cancelled or the obligation of the Subordinate Lender to advance the Subordinate Loan proceeds is terminated or rescinded; or

15.28       TIF. If the TIF Loan is note funded or the obligation of the issuer of the TIF to advance the TIF Proceeds is terminated or rescinded; or

15.29       Unsecured Debt. If an event of default shall occur under the Unsecured Debt Documents which is not cured to the satisfaction of the Unsecured Lender and/or the Unsecured Debt is terminated or cancelled or the obligation of the Unsecured Lender to advance the Unsecured Debt proceeds is terminated or rescinded; or

15.30       Major Project Documents. Any party fails to perform or observe any term, covenant or agreement contained in any Major Project Document (other than any term, covenant or agreement that is the basis of another Event of Default) to be performed or observed by it and such failure is not remedied within any applicable grace period specifically provided for in such Major Project Document and could reasonably be expected to have a Material Adverse Effect; provided, that, if such party has diligently attempted to cure such default throughout the initial grace period provided for in the Major Project Document but such default has not been cured at the expiration of such initial grace period, and if (1) the applicable Major Project Document provides for one or more subsequent grace periods and (2) such default is likely to be cured during the next subsequent grace period provided for in the Major Project Document, then Borrower may request in writing that the Lender grant one additional grace period of the same length as the party has received pursuant to the Major Project Document [but not to exceed thirty (30) days] within which the party may cure such default (such request to contain all relevant facts and circumstances necessary for the Lender to make an informed decision as to whether to grant an additional grace period) and the Lender, in its sole discretion, may grant one additional grace period of up to thirty (30) days within which the Project Party must cure the default under the Major Project Document; provided, further, that Borrower may also cure this Event of Default by entering into, within thirty (30) days after the initial occurrence of such Event of Default, a replacement agreement with a new counterparty reasonably acceptable to the Lender, which replacement agreement will be on terms and conditions at least as favorable to Borrower as the original Major Project Document being replaced.

15.31       Lack of Progress. The Inspecting Engineer reports that construction of the Project lags more than thirty (30) days behind the schedule detailed in the Schedule and thereafter, within sixty (60) days of the date of the Inspecting Engineer’s report, construction of the Project has not been restored to conform with the Schedule.

16.
REMEDIES OF LENDER

16.1         Exercise of Rights. Upon the Event of Default the Lender may at its option exercise one or more of the following:

(a)                                  Acceleration. Accelerate the repayment of the Loan.

(b)                                 Foreclosure. Exercise any of the various remedies provided in any of the Loan Documents, including the foreclosure of the Mortgage;

(c)                                  Cumulative Rights. Cumulatively exercise all other rights, options and privileges provided by law;

(d)                                 Cease Making Advances. Cease making Advances and may instruct Title to refrain from making any Advances under the Disbursing Agreement but Lender may instruct Title to make Advances after the happening of any such event without thereby waiving the right to refrain from making other further Advances or to exercise any of the other rights Lender may have.

(e)                                  Assignment of Construction Contracts. Enforce the assignment of any Construction Contracts and exercise the Borrower’s rights thereunder;

(f)                                    Receiver. Seek the appointment of a receiver to take possession of the Project and to operate the Project and to complete the Project.

(g)                                 Cure Contract Defaults. Comply with, effect a cure under and/or prevent a failure or default under any Construction Contract or other agreement relating to the Project;

(h)                                 Protect Interest. Do all things necessary to protect its interest in the Project and the security afforded the Loan by a completed Project;

(i)                                     Perform Work. Perform or cause to be performed any and all Work and labor necessary to complete the Project;

(j)                                     Provide Security. Employ security watchmen to protect the Premises;

(k)                                  Prevent Waste. Take such action as necessary to prevent waste;

(l)                                     Regulatory Approvals. Comply with, effect a cure under and/or prevent a failure or default under any Regulatory Approvals;

(m)                               Operating Agreements. Comply with, effect a cure under and/or prevent a failure or default under any Operating Agreement;

(n)                                 Enter and Complete. Require Borrower to vacate the Premises and Lender may, at its election, (whether prior to any sale pursuant to a foreclosure of the Mortgage or during any period of redemption) either through itself, its agents or a receiver appointed by a court of competent jurisdiction:

(i)                                     Do all things necessary to protect its interest in the Project and the security afforded the Loan by a completed Project;

(ii)                                  to enter the Site, the Project and other property owned or leased by Borrower and complete the construction of the Project at the risk, cost and expense of Borrower;

(iii)                               at any and all times to discontinue any work commenced in respect of the Project or to change any course of action undertaken in connection with the construction of the Project; and

(iv)                              take over and use all or any part of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Project.

(o)                                 LOC. Comply with, effect a cure under and/or prevent a failure or default under the LOC;

(p)                                 TIF. Comply with, effect a cure under and/or prevent a failure or default under the TIF;

(q)                                 Subordinate Loan. Comply with, effect a cure under and/or prevent a failure or default under the Subordinate Loan;

(r)                                    Utility Agreements. Comply with, effect a cure under and/or prevent a failure or default under the Utility Agreements;

(s)                                  Major Project Documents. Comply with, effect a cure under and/or prevent a failure or default under any Major Project Document;

(t)                                    Unsecured Debt. Comply with, effect a cure under and/or prevent a failure or default under the Unsecured Debt;

(u)                                 Cumulative Rights. Singularly or cumulatively exercise all other rights, options and privileges provided by law;

and in furtherance thereof the Borrower irrevocably, absolutely and unconditionally agrees that Lender may disburse that portion of the Loan not previously disbursed (including any Retainage) and such amounts as Lender may deem necessary or appropriate to complete the Project and to protect the Project and the lien of the Loan Documents and to do all of the things in connection with the Project which Borrower may do in its own behalf and hereby appoints the Lender as its attorney in fact to perform the foregoing. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked by death or otherwise. Said attorney-in-fact shall also have power to prosecute and defend all actions and proceedings in connection with the construction of the Project and to take such action and require such performance as it deems necessary. In accordance therewith, Borrower hereby assigns and quitclaims unto Lender all sums to be advanced hereunder including Retainage. Any funds so disbursed or fees or charges so incurred shall be included in any amount necessary for Borrower to pay to redeem the Premises after any foreclosure sale over and above and notwithstanding the bid price at any foreclosure sale. BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FAILURE TO COMPLETE THE PROJECT WILL SUBJECT THE LENDER TO IRREPARABLE HARM AND LOSS INCLUDING THE LOSS OF THE COMPLETED PROJECT AS SECURITY FOR THE LOAN AND EXPRESSLY COVENANTS AND AGREES THAT IT WILL COOPERATE WITH THE LENDER IN THE LENDER’S EXERCISE OF ITS REMEDIES HEREUNDER, WILL NOT OBJECT OR CONTEST THE EXERCISE OF LENDER’S REMEDIES HEREUNDER AND EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHT NOW OR HEREAFTER EXISTING AT LAW, IN EQUITY OR BY STATUTE TO OBJECT TO THE EXERCISE BY LENDER OF ALL OR ANY OF THE AFORESAID REMEDIES. BORROWER ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL AND THE REMEDIES HEREIN AND THE CONTENT AND EFFECT OF THIS WAIVER HAVE BEEN FULLY DISCUSSED WITH AND EXPLAINED BY COUNSEL AND EXECUTES AND DELIVERS THIS WAIVER ONLY UPON A FULL UNDERSTANDING OF THE SAME AND THE RIGHTS WAIVED HEREUNDER. BORROWER FURTHER UNDERSTANDS THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT IN RELIANCE UPON THIS WAIVER AND THE RIGHT TO EXERCISE SUCH REMEDIES AND BUT FOR SUCH WAIVER WOULD NOT MAKE THE LOAN.

In no event will the actions of the Lender while exercising its rights pursuant to this Section constitute the Lender a mortgagee-in-possession, and Borrower hereby indemnifies the Lender from and against any and all costs and liabilities resulting from any such characterization or from their actions or omissions to act pursuant to this Section; provided, that Borrower has no obligation to indemnify the Lender for costs and liabilities resulting from the gross negligence or willful misconduct of the Lender. In connection with any construction of the Project undertaken by the Lender pursuant to this Section, the Lender may:

(i)                                    engage builders, contractors, architects, engineers, security services and others for the purpose of furnishing labor, material, equipment and security in connection with any construction of the Project;

(ii)                                 pay, settle or compromise, or cause to be paid, settled or compromised, all claims or bills that may become Liens against Borrower’s interest in the Site or the Project, or that have been or may be incurred in any manner in connection with the construction of the Project or for the discharge of Liens or defects in the title of Borrower’s interest in the Site or the Project; and

(iii)                              take such other action or refrain from acting under this Agreement as the Lender may in its sole and absolute discretion from time to time determine.

Borrower will be liable to the Lender for all sums paid or incurred for the construction of the Project and all payments made or liabilities incurred by the Lender under this Agreement of any kind whatsoever (other than liabilities incurred due to the gross negligence or willful misconduct of the Lender) will be paid by Borrower to the Lender upon demand with interest to the date of payment to the Lender at the Default Rate. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section, Borrower irrevocably constitutes and appoints the Lender, with full power of substitution, as its true and lawful attorney-in-fact, in its name and on its behalf, and at its expense, at any time after the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any document and instrument and to do and perform any act such as those referred to in this Section, without notice to or the consent of Borrower. This power of attorney is coupled with an interest and is not revocable.

16.2         Rights Non-Cumulative. No right or remedy by this Agreement or by any Loan Document or instrument delivered by the Borrower pursuant hereto, conferred upon or reserved to the Lender shall be or is intended to be exclusive of any other right or remedy and each and every right and remedy shall be cumulative and in addition to any other right or remedy or now or hereafter arising at a law or in equity or by statute. Except as Lender may hereafter otherwise agree in writing, no waiver by Lender or any breach by or default of Borrower of any of its obligations, agreements, or covenants under this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other obligation, agreement or covenant, nor shall any forbearance by Lender to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such a breach, nor shall Lender be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.

17.
GENERAL CONDITIONS AND MISCELLANEOUS

17.1         Rights of Third Parties. All conditions of the obligations of Borrower hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. In particular, Lender makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction of the Improvements or the absence therefrom of defects. In this connection, Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Premises whether related to the quality of construction or otherwise and whether arising during or after the term of the Loan made by Lender to Borrower in connection therewith. This provision shall survive the repayment of said Loan and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.

17.2         Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.

17.3         Assignment. Borrower may not assign this Loan Agreement or any of its rights or obligations hereunder, including the right to an Advance, without the prior written consent of Lender.

17.4         Successors and Assigns Including in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of the Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

17.5         Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

17.6         Invalid Provisions to Affect no Others. If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.

17.7         Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

17.8         Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

17.9         Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to Lender shall be addressed as follows:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Executive Vice President and Chief Operating Officer

Each notice to Borrower shall be addressed as follows:

Millennium Ethanol, LLC
300 North Broadway
Marion, South Dakota 57043
Attention: Chief Executive Officer

17.10       Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for South Dakota law to govern this instrument and it is controllingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.

17.11       Participation. Lender may in its sole and exclusive discretion issue participations in the Loan and/or assign all or a portion of its obligations to make the Loan to participant(s) in the Loan. The Lender may assign the Loan and its rights and obligations to another lender or to a Person that the Lender merges with, is merged into, or who acquires the assets of Lender or whose assets are acquired by Lender. Subject to the confidentiality restrictions in the participation agreement, Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Loan, to the Project and to Borrower, to any such participant(s) or other lenders, and Borrower shall cooperate with Lender, at Lender’s expense, in satisfying the reasonable requirements of any such participant(s) or other lenders for consummating such a purchase or participation.

17.12       Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of South Dakota and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of South Dakota. Litigation may be commenced in any state court of general jurisdiction for the State of South Dakota or the United States District Court located in that state, at the election of the Lender. Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of South Dakota.

17.13       Counterparts. This instrument may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signatures to this instrument may be executed on separate pages and when attached to this instrument shall constitute one complete document.

17.14       Waiver. THE UNDERSIGNED WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

IN FURTHERANCE WHEREOF, Borrower and Lender have hereunto caused these presents to be executed on the date first above written.

MILLENNIUM ETHANOL, LLC, a South Dakota limited liability company

By:	/s/ Steven Domm
Steven Domm
Its:	Chief Executive Officer

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

On this the  22  day of June, 2006, before me, a notary public, the undersigned officer, personally appeared Steven Domm, who acknowledged himself to be the Chief Executive Officer of Millennium Ethanol, LLC, a South Dakota limited liability company, and that such person, as such Chief Operating Officer being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Chief Operating Officer.

Millennium Ethanol, LLC, has no seal.

/s/ [ILLEGIBLE]

Title of officer

DAVID HILLERT
NOTARY PUBLIC-MINNESOTA
MY COMMISSION EXPIRES 1-31-2010

[SEAL]

DOUGHERTY FUNDING LLC, a Delaware limited liability company

By:	/s/ Gregory Bolin
Gregory Bolin
Its:	Senior Vice President

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

On this the  22  day of June, 2006, before me, a notary public, the undersigned officer, personally appeared Gregory A. Bolin , who acknowledged himself to be the Senior Vice President of Dougherty Funding LLC, a Delaware limited liability company, and that such person, as such Senior Vice President being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Senior Vice President.

Dougherty Funding LLC has no seal.

/s/ [ILLEGIBLE]

Title

THIS DOCUMENT WAS DRAFTED BY:

OPPENHEIMER WOLFF & DONNELLY LLP (DPN) Plaza VII, Suite 3400 45 South Seventh Street Minneapolis, MN 55402	DAVID HILLERT NOTARY PUBLIC-MINNESOTA MY COMMISSION EXPIRES 1-31-2010 [SEAL]

TABLE OF EXHIBITS

Exhibit A – Budget
Exhibit B – Premises
Exhibit C – Request for Advance
Exhibit D – Monthly Construction Report
Exhibit E – Quarterly Reporting Schedule
Exhibit F – Owned Intellectual Property
Exhibit G – Contractors Consent
Exhibit H – Service Provider’s Consent
Exhibit I – Design Builder Consent

EXHIBIT “A”

Budget

Exhibit

Overall Source and Use of Funds Summary	5/31/06
Millenium Ethanol
Marion, SD

		Total Project Cost	First Mortgage Construction Loan	Borrower Cash	Mezzanine Loan	Unsecured Debt	Tax Increment Financing	Line of Credit
HARD COSTS

General Contract
Plant Improvements		$105,997,000	$57,665,000	$32,332,000	$14,000,000	$2,000,000	$0	$0
General Conditions		Incl.	0	0	0	0	0	0
Contractor Fee		Incl.	0	0	0	0	0	0
General Contract Subtotal		$105,997,000	$57,665,000	$32,332,000	$14,000,000	$2,000,000	$0	$0

SOFT COSTS

Land / Site
Land Acquisition		$1,000,000	$0	$1,000,000	$0	$0	$0	$0
Site Improvements	(A)	4,750,000	3,150,000	0	0	0	1,600,000	0
Rail Infrastructure	(A)	5,000,000	5,000,000	0	0	0	0	0
Administrative Building		500,000	500,000	0	0	0	0	0
Fire Protection / Water Supply	(A)	5,950,000	5,950,000	0	0	0	0	0
Land / Site Subtotal		$17,200,000	$14,600,000	$1,000,000	$0	$0	$1,600,000	$0

Project Start-Up Costs
Office Equipment		$100,000	$100,000	$0	$0	$0	$0	$0
Computers, Software, Network		180,000	180,000	0	0	0	0	0
Rolling Stock	(A)	460,000	460,000	0	0	0	0	0
Pre-Production Period Costs	(A)	850,000	850,000	0	0	0	0	0
Working Capital / Inventory	(A)	11,000,000	4,000,000	0	0	0	0	7,000,000
Land / Site Subtotal		$12,590,000	$5,590,000	$0	$0	$0	$0	$7,000,000

Project Soft Costs
Performance Bond		$400,000	$0	$400,000	$0	$0	$0	$0
Builder’s Risk Insurance		200,000	0	200,000	0	0	0	0
Operating Costs		895,000	895,000	0	0	0	0	0
Inspecting Architect		150,000	150,000	0	0	0	0	0
Contingency	(B)	4,200,000	4,200,000	0	0	0	0	0
Construction Period Interest	(C)	6,900,000	6,900,000	0	0	0	0	0
Project Soft Costs Subtotal		$12,745,000	$12,145,000	$600,000	$0	$0	$0	$0

Closing Costs
Title Insurance		$130,000	$0	$130,000	$0	$0	$0	$0
Lender Origination Fees (2.00%)		1,940,000	0	1,940,000	0	0	0	0
FA Fees (0.75%)		832,500	0	832,500	0	0	0	0
LOC Fees (1.00%)		140,000	0	140,000	0	0	0	0
Borrower / Lender Legal		300,000	0	300,000	0	0	0	0
Entity Organization		150,000	0	150,000	0	0	0	0
Capital Raise		550,000	0	550,000	0	0	0	0
Appraisal		22,000	0	22,000	0	0	0	0
Miscellaneous		48,500	0	48,500	0	0	0	0
Closing Costs Subtotal		$4,113,000	$0	$4,113,000	$0	$0	$0	$0

TOTALS		$152,645,000	$90,000,000	$38,045,000	$14,000,000	$2,000,000	$1,600,000	$7,000,000

Percent of Total Project Cost		100%	59.0%	24.9%	9.2%	1.3%	1.0%	4.6%

(A)           Details on Schedule A-1.

(B)           4.0% of the general contract.

(C)           See draw schedules.

EXHIBIT “B”

Premises

PARCEL 1:

The Southeast Quarter (SE ¼) of Section Thirty-one (31), Township One hundred (100) North, Range Fifty-four (54) West of the 5th P.M., except Tract 1, Engbrecht Addition in said Southeast Quarter, except the East Five Hundred Eighty Three Feet (E 583’) of the North Fifteen Hundred Feet (N 1500’) of said Southeast Quarter except the East Five Hundred Eighty Three Feet (E 583’) of the South Seven Hundred Eighteen Feet (S 718’) of said Southeast Quarter and except Tract F, Fremar’s Addition in the Southwest Quarter (SW ¼) of the Southeast (SE ¼) of said Section 31, except Lot H1 and Lot H2 in said Southeast ¼ except 100 foot South Dakota Railroad Authority Right-of-way in said Southeast Quarter, all in Turner County, South Dakota.

PARCEL 2:

The East Half of the Southwest Quarter (E ½ SW ¼) of Section Thirty-one (31), Township One Hundred (100) North, Range Fifty-four (54) West of the 5th P.M., except Tract 1 and Tract 2 of Engbrecht Tracts an Addition in the Southeast Quarter (SE ¼) of the Southwest Quarter (SW ¼) of said Section 31, and except Lot A in Tract 1 of Engbrecht Tracts in said Southeast ¼ of Southwest ¼ of Section 31 and except 100 feet South Dakota Railroad Authority Right-of-way in said East ½ Southeast ¼, all in Turner County, South Dakota.

PARCEL 3:

Tracts B, C, D and E, Fremar’s Addition in the Southwest Quarter (SW ¼) and the Southwest Quarter of the Southeast Quarter (SW ¼ SE ¼) of Section 31, Township One Hundred (100) North, Range Fifty-four (54) West of the 5th P.M., Turner County, South Dakota.

PARCEL 4:

A 110 foot strip of land running parallel to and immediately adjacent to the South Dakota Railroad Authority northeasterly right-of-way line in the Southeast Quarter (SE ¼) of Section 36, Township One Hundred (100) North, Range Fifty-five (55) West of the 5th P.M., Turner County, South Dakota.

PARCEL 5:

A 100 foot strip of land running parallel to and immediately adjacent to the South Dakota Railroad Authority northeasterly right-of-way line in the Northeast Quarter (NE ¼) of Section 36, Township One Hundred (100) North, Range Fifty-five (55) West of the 5th P.M., Turner County, South Dakota.

PARCEL 6:

A 110 foot strip of land running parallel to and immediately adjacent to the South Dakota Railroad Authority northeasterly right-of-way line in the Northwest Quarter (NW ¼) of Section 36, Township One Hundred (100) North, Range Fifty-five (55) West of the 5th P.M., Turner County, South Dakota.

EXHIBIT “C”

Request For Advance

TO:	Dougherty Funding LLC
FROM:	Millennium Ethanol, LLC
RE:	Request for Advance
DATE:	, 20

Reference is made to the Loan and Security Agreement, dated July     , 2006 (as amended, modified or supplemented from time to time, the “Loan Agreement”), among Millennium Ethanol, LLC (“Borrower”) and you, as lender (the “Lender”). Capitalized terms used in this Request for Advance and not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

1.             This Request for Advance is given pursuant to Article 13 of the Loan Agreement, and in connection therewith Borrower hereby certifies as follows:

(i)                                     There exists no Event of Default,

(ii)                                  all representations and warranties made to the Lender contained in the Loan Agreement or any other Loan Document or in any writing delivered to the Lender by Borrower pursuant to the Loan Agreement or other Loan Document are true and correct in all material respects with the same force and effect as if made on and as of the date hereof (except to the extent such statements, representations and warranties made in any such Loan Document or writing executed prior to the date hereof related to a specific prior date), and

(iii)                               no Material Adverse Effect exists.

2.             All Conditions Precedent To An Advance have been satisfied in full and all amounts received in connection with the Loan made in connection with this Request for Advance will be used in accordance with the requirements of the Loan Agreement.

3.             All amounts borrowed pursuant to previous Requests for Advance have been applied in accordance with the Loan Agreement.

4.             Borrower has no reason to believe that the aggregate amount of the Loan when taken together with all other funds available to construct the Project, is insufficient to complete the Project on or prior to the Substantial Completion Date.

5.             Construction of the Project is progressing in a satisfactory manner in accordance with the Project Budget and the Schedule, subject to any Permitted Construction Delay.

6.             Borrower has no knowledge of, and has not received any notice of, Liens or claims of Lien (other than Permitted Liens) filed or threatened against the Project or any Collateral.

7.             Borrower is not aware of any event, circumstance or condition, or lack thereof, which could reasonably be expected to cause an Event of Default.

MILLENNIUM ETHANOL, LLC, a South Dakota limited liability company

By:
Steven Domm
Its:	Chief Executive Officer

Attachment: Application(s) For Payment

EXHIBIT “D”

Form of Monthly Construction Report

The Monthly Construction Report will include:

Detailed description of progress of construction, percent completion of engineering, procurement, construction and start-up tasks, with photos
Report of potential problems and resolution of previous issues reported
Milestones completed
Milestones not completed by deadline
Anticipated completion dates for remaining Milestones
Permit status (give details)
Total funds disbursed, broken down monthly by Construction Budget category (actual and scheduled)
Current schedule for performance testing (give details)
Current anticipated date of Completion (give details)
Number of days of Force Majeure (give details)
Detailed description of accidents, other unanticipated events

EXHIBIT “E”
Quarterly Reporting Schedule

Financial Covenants
Millennium Ethanol, LLC
Quarterly Reporting Requirements

1)	25% of pre-tax Net Income available for Distributions are to be retained with Borrower

Pre-Tax Income (per Income Statement)
25% of pre-tax Net Income
Change in Retained Earnings (per Balance Sheet)

2)	100% of the Federal Commodity Credit Corporation and any State of South Dakota production subsidies will be applied to prepayment of the Loan.

Federal Subsidy Income (per Income Statement)
State Subsidy Income (per Income Statement)

3)	No Distributions (other than tax payments) to the members if total Debt Service on all Debt is less than 1.25x

Net Income (per Income Statement)
plus: Depreciation Expense (per Income Statement)
plus: Amortization Expense (per Income Statement)
plus: Interest Expense (per Income Statement)
EBITDA

Annual Debt Service of Loan
Annual Debt Service of Subordinate Loan
Annual Debt Service of Unsecured Subordinate Loan
Interest Payments on LOC
Total Annual Debt Service

Debt Service Coverage

Amount of Distributions to Members
• for income taxes (per supporting documentation provided by Borrower)
• all other distributions

EXHIBIT “F”

Owned Intellectual Property

NONE

EXHIBIT “G”

Contractor’s Consent

CONTRACTORS CONSENT

Dougherty Funding LLC
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota 55402

Re:	Project:	Millennium Ethanol Plant (“Project”)
Marion, South Dakota
	Owner/Borrower:	Millennium Ethanol, LLC
	Construction Agreement Dated:	, 2006
	Contract Sum:	$
Work:

Gentlemen:

We are the Contractor providing certain design, supply and construction services to the Owner/Borrower for the above described work under the subject Construction Agreement (the “Agreement”). We understand that you are making a loan to the Borrower to finance the Project (“Loan”) and that the Borrower has collaterally assigned to you all of its right in the Agreement (“Assignment”). We consent to such Assignment and agree and advise you that:

1.                                       Attached hereto as Exhibit “A” is the complete Construction Agreement.

2.                                       Upon the occurrence of a default and subsequent failure to cure by the Borrower under the Agreement we shall provide you written notice at your address above of such default and you shall have the right, exercisable for 30 days after such notice, to elect in writing to us to require us to continue performance under the Agreement in which case we shall thereafter continue to perform (or recommence performance) under the Agreement provided we are reimbursed in accordance with the Agreement for our services, or

3.                                       The date of Substantial Completion is                                           .

4.                                       The Contract Sum as set forth above has not been changed as of this date.

5.                                       Attached hereto is a Schedule of Values which contains a full and complete list and breakdown of the quantities and costs of work to be done.

Dated:	, 2006

By:

Its:

EXHIBIT “H”

Service Provider’s Consent

SERVICE PROVIDER
CONSENT

Dougherty Funding LLC
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota 55402

Re:	Project:	Millennium Ethanol Plant (“Project”)
Marion, South Dakota
	Owner/Borrower:	Millennium Ethanol, LLC
Identify Name of Agreement:
	Dated:	, 2006
Identify Service to be Provided under Agreement (“Service”)

Ladies/Gentlemen:

We are the entity supplying services (the “Services”) to the Project under the subject Agreement (“Agreement”). We understand that you are making a loan to the Borrower to finance the Project (“Loan”). We further understand that the Borrower has collaterally assigned to you all of its right in the Agreement (“Assignment”). We consent to such Assignment and advise you that:

1.                                       Attached hereto as Exhibit “A” is a copy of the complete Agreement.

2.                                       Upon the occurrence of a default and subsequent failure to cure by the Borrower under the Agreement we shall notify you in writing at your address above and you shall have the right, exercisable for 30 days after such notice, to elect in writing to us to require us to continue performance under the Agreement in which case we shall thereafter continue to provide the Service under the Agreement provided we are reimbursed in accordance with the Agreement for our Services.

3.                                       All approvals necessary to commence construction of any facilities necessary to provide the Service in the Agreement have been obtained.

4.                                       All preconditions necessary to furnish the Services in the Agreement have been satisfied.

5.                                       All contracts necessary to complete such facilities have been executed and delivered.

6.                                       Any right to terminate the Agreement other than by reason of the failure of the Borrower to perform its obligations thereunder are expressly waived. In that connection the Borrower has deposited with us all cash payments and security required under the Agreement.

7.                                       The date of substantial completion of the Facilities is                        .

Dated:	, 2006

By:

Its:

EXHIBIT “I”

Design Builder’s Consent

(DESIGN BUILDERS CONSENT
AND ACKNOWLEDGMENT)

Dougherty Funding LLC
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota 55402
Attn: Executive Vice President – Mortgage Loans

Re:	Project:	100 MGY Dry Grind Ethanol Facility
Marion, South Dakota
	Owner:	Millennium Ethanol, LLC
Lump Sum Design-Build
	Agreement Dated:	May 5, 2006
	Scope Documents:	See Extract (attached)
	Contract Price:	$105,997,000.00

Ladies/Gentlemen:

We are the Design Builder providing engineering, design, procurement, construction startup, testing and training for the operation and maintenance of the Project and all material, equipment, tools and labor necessary to complete the Project in accordance with the terms of the Lump Sum Design-Build Agreement (the “Assigned Agreement”) at the above Contract Price. We understand that you are making a loan to the Owner (also sometimes referred to herein as “Borrower”) to finance a portion of the costs of construction of the Project (“Loan”) and that the Owner has collaterally assigned to you all of its right in the Agreement (“Assignment”). We consent to such Assignment and agree with you as follows:

1.             We acknowledge that through the Assignment you shall acquire all of the rights previously enjoyed by Borrower as owner under the Assigned Agreement and that you shall be a secured creditor holding a security interest in the Assigned Agreement.

2.             We shall provide you any and all notices which we are required to deliver to Lender pursuant to the Assigned Agreement.

3.             We agree that we will only perform Work under a Change Order requested by Owner and we will provide timely Notice to Lender of our acceptance of such Change Order.

4.             We agree that we will not amend, terminate or modify the Assigned Agreement without first notifying you of such intended action.

5.             We agree that, if Lender notifies us that an event of default under the Credit Agreement has occurred and is continuing and that Lender has exercised its rights (i) to have itself or its designee substituted for Owner under the Assigned Agreement or (ii) to sell, assign, transfer or otherwise dispose of the Assigned Agreement to a third party, then Lender or such third party (each, a “Substitute Owner”) shall be substituted for Owner under the Assigned Agreement and, in such event, we will continue to perform our obligations under the Assigned Agreement in favor of the Substitute Owner; provided that the conditions prerequisite to such assignment pursuant to Section 21.1 of the Assigned Agreement have been met and it being understood that the Substitute Owner will continue to perform the obligations of Owner under the Assigned Agreement in favor of us as Design Builder, including the payments of all amounts due to us in accordance with the terms thereof.

6.             We may terminate the Assigned Agreement in accordance with its terms subject to the notice requirements set forth therein.

7.             You have the right to cure given to Lenders under Section 15.7 of the Assigned Agreement.

8.             Attached hereto is the full and complete Assigned Agreement.

Dated: June 22, 2006

FAGEN, INC.

By:	/s/ [ILLEGIBLE]

Its:	CFO